Registration No. 333-


                  SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                          FORM S-1
                              REGISTRATION STATEMENT
                                       UNDER
                            THE SECURITIES ACT OF 1933

                      SUPER WASH, INC.
                             (Exact  name  of  registrant  as  specified in its
 charter)



         ILLINOIS                          1542
                                                             36-3170180
  (State or other jurisdiction of
                   (Primary Standard Industrial        (IRS Employer

  incorporation or organization)
         Classification Code Number)                  Identification No.)


                      707 WEST LINCOLNWAY, P.O. BOX 188
                          MORRISON, ILLINOIS 61270
                               (815) 772-2111
                  (Address, including ZIP Code, and telephone number,
       including area code, of registrant's principal executive offices)

                                 MARY K. BLACK
                      CHAIRMAN OF THE BOARD AND SECRETARY
                                SUPER WASH, INC.
                       707 WEST LINCOLNWAY, P.O. BOX 188
                           MORRISON, ILLINOIS  61270
                                 (815) 772-2111
           (Name, address, including ZIP Code, and telephone number,
                   including area code, of agent for service)

                                    copy to:
                                  HAL M. BROWN
                                RUDNICK & WOLFE
                       203 N. LASALLE STREET, SUITE 1800
                            CHICAGO, ILLINOIS  60601
                                 (312) 368-4000
                          (312) 236-7516 (TELECOPIER)

 Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
 If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities
   Act of 1933, check the following box.
  If this Form is being filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. <u"> ______
 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
    Act registration statement number of the earlier effective registration statement for the same offering. <u"> ______
 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. <u">

                              CALCULATION OF REGISTRATION FEE

               Title of each class of                            Amount to
Proposed           Proposed           Amount of
                              securities to be           be
Maximum            Maximum
 Registration
 registered                                                      Registered

Offering           Aggregate  Fee

Price                      Offering

Per        Price(1)

 Share(1)
 Class A Common Stock, par value $0.01 per share                  450,000
$10.00             $4,500,000         $1,552

  (1) Estimated solely for the purpose of calculating the registration fee on the basis of the maximum estimated initial public offering price.
                                                    ________

 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
 Section 8(a), may determine.

                         SUPER WASH, INC.
                       CROSS-REFERENCE SHEET

            (PURSUANT TO ITEM 501(B) OF REGULATION S-K)

   ITEM                                 LOCATION IN PROSPECTUS


                       ................Inside Front and Outside Back Cover
  Outside Front   Pages of Prospectus
 Cover Page
                       ............... Summary Information, Risk Factors
  Inside Front and  and Ratio of Earnings to Fixed Charges
 Outside Back
 Cover Pages;
 Additional
 Information
                       ................................. Use of Proceeds
  Outside Front
 Cover Page;
 Prospectus
 Summary; Risk
 Factors
  Use of Proceeds      ..................... Determination of Offering Price
  Outside Front        ..................... Dilution
 Cover Page; Plan
 of Distribution
  Dilution             ..................... Selling Security Holders
  Not Applicable       ..................... Plan of Distribution
  Plan of              ..................... Description of Securities to be
 Distribution     Registered
  Description of      . Interests of Named Experts and Counsel
 Capital Stock
  Experts             . Information with Respect to the Registrant
  Prospectus          . Disclosure of Commission Position on Indemnification
for Securities
 Summary; The     Act Liabilities
 Company;
 Business;
 Management;
 Certain
 Relationships and
 Related Party
 Transactions

   Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE
 SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES
    EFFECTIVE.  THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE
      SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE
  UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF
                                ANY SUCH STATE.

               SUBJECT TO COMPLETION, DATED SEPTEMBER 27, 1996

                                 PROSPECTUS


                               450,000 SHARES


                 SUPER WASH, INC.

                     CLASS A COMMON STOCK

        All of the 450,000 shares of Class A common stock, par value $0.01 per share (the "Class A Common Stock"), offered hereby (the "Offering") are being sold by Super Wash, Inc. (the "Company"). Prior to the Offering, there has been no public market for the Class A Common Stock of the Company. The initial public offering price will be $10.00 per share. A subscriber is required to purchase a minimum of 100 shares of Class A Common Stock (the "Purchase Minimum") in order to subscribe to the Offering. The initial public offering price for the Class A Common Stock has been determined unilaterally by the Company and is not the result of arm's-length negotiations. See "Plan of Distribution."

        Each share of Class A Common Stock entitles its holder to one vote. The Company also has authorized outstanding shares of Class B common stock, par value $.01 per share (the "Class B Common Stock"), which are held by Black Family Members (as hereinafter defined), the founders of the Company. Each share of Class B Common Stock entitles the holder to ten votes. The Class A and Class B Common Stock are collectively referred to herein as the "Common
  Stock." After consummation of the Offering, Black Family Members will beneficially own shares representing approximately 92.5% of the Company's outstanding Common Stock,  assuming  450,000  shares  are sold.  Each share of
  Class B Common Stock will automatically convert into one share of Class A Common Stock upon the transfer of such shares to any person other than a Black Family Member. All of the Class B Common Stock will automatically convert into Class A Common Stock if the total number of shares of Class B Common Stock outstanding falls below 20% of the aggregate number of shares of Common
  Stock outstanding. Except for voting and conversion rights, the Class A Common Stock and Class B Common Stock are identical.

        There are no underwriters involved in this Offering. The Class A Common Stock will be sold by the Company on a "best efforts" basis, through one or more officers  and  directors  of  the  Company  who  will  not receive compensation in connection with any offers or sales of the Class A Common Stock. The Company may also retain licensed broker-dealers ("Agents") to sell the Class A Common Stock on a "best efforts" basis. The Company reserves the right to withdraw, cancel or modify the Offering hereby and to reject subscriptions, in whole or in part, for any reason. See "Plan of
 Distribution."

        Unless the Company is able to sell at least 250,000 shares of Class A Common Stock offered hereby, the Company will cancel the Offering, promptly return all monies collected from subscribers, and pay to each subscriber the interest earned by the Company, if any, on such subscriber's escrowed subscription payment. See "Risk Factors" and "Plan of Distribution."

        An agreement to purchase shares of the Class A Common Stock offered hereby (the "Subscription Agreement") accompanies this Prospectus. Subject to availability and the Company's right to reject subscriptions, in whole or in part, for any reason, shares of Class A Common Stock may be subscribed for by completing, executing and returning the Subscription Agreement, together with payment for all shares subscribed for, to the Company in the manner described under "Plan of Distribution" herein. The subscription payments will be deposited into an escrow account by the Company subject to a closing (the
  "Closing") on or prior to February 14, 1997 (subject to the right of the Company to extend the Offering for an additional 30 days) if the Company has accepted subscriptions for at least 250,000 shares. In the Subscription Agreement, each subscriber represents and warrants to the Company that the subscriber (i) has received this Prospectus and in making a subscription is only relying on the representations set forth in this Prospectus and (ii) has indicated his or her true state of legal residence. A subscriber does not waive any rights under the federal securities laws by executing the
 Subscription Agreement. See "Plan of Distribution" for additional information regarding the offering and the procedures for subscribing for shares of Class A Common Stock offered hereby.

       SEE "RISK FACTORS" BEGINNING ON PAGE ___ FOR A DISCUSSION OF CERTAIN FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.
                               ______________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                   PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                                      CRIMINAL OFFENSE.

                                                        PRICE TO
        AGENT'S DISCOUNT(1)            PROCEEDS TO
 COMPANY(1)(2)
                                                        PUBLIC
 Per Share             $10.00             $1.00                  $9.00
 Total                 $4,500,000.00      $450,000.00            $4,050,000.00

  () The Class A Common Stock offered hereby is being sold directly by the Company on a "best efforts" basis. However, if the Company retains Agents to sell the Class A Common Stock offered hereby, the Company will pay such Agents a selling commission of up to 10% of the gross offering proceeds attributable to Class A Common Stock sold by such Agents. Such potential payments to Agents are reflected in this table, but are not otherwise reflected in this Prospectus. See "Plan of Distribution."
  ()  Before  deducting  expenses payable by the Company estimated at $100,000.
   See "Use of Proceeds."

                                      __________________

                               ___________, 1996

                         SUPER WASH, INC.

     As of June 30, 1996, there were 397 Super Wash facilities, including 17 facilities under construction.

                           [insert map]

    Arizona -2             Indiana - 23           Ohio - 28           Texas - 7
 Colorado - 2         Minnesota - 6          Oregon - 1          Utah - 42
 Iowa - 38            Missouri - 9           Pennsylvania - 3    Washington - 4
 Idaho - 10           Montana - 2            South Dakota - 12   Wisconsin - 45
 Illinois - 147       Nebraska - 14          Tennessee - 2

                            __________

     THE COMPANY INTENDS TO FURNISH ITS STOCKHOLDERS WITH ANNUAL REPORTS CONTAINING AUDITED FINANCIAL STATEMENTS WITH A REPORT THEREON BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.
                            __________

                        PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN
  THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS HAS BEEN ADJUSTED TO GIVE EFFECT TO AN AMENDMENT AND RESTATEMENT OF THE COMPANY'S ARTICLES OF INCORPORATION TO (I) CREATE TWO CLASSES OF STOCK,
  (II) EFFECT A 55,500-FOR-1 STOCK SPLIT AND (III) INCREASE THE AUTHORIZED COMMON STOCK, ALL TO BE EFFECTIVE IMMEDIATELY PRIOR TO THE CONSUMMATION OF THE OFFERING.
     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE
  SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                            THE COMPANY

     The Company is engaged in the sale and licensing of "turn key" Super Wash reg-trade-mark facilities and provides ongoing support to its licensees through its parts, service, research and advertising departments. The Company is also available to its licensees for consultation regarding various business
 aspects of operating their Super Washreg-trade-mark facility.   In addition,
  the Company owns and operates Super Washreg-trade-mark facilities and provides management services for licensees who choose not to manage their facilities on a day-to-day basis. Under its "turn-key" package, the Company acquires the site, handles all zoning and permitting issues, performs as the general contractor during construction of the Super Washreg-trade-mark facility, sells and installs its Super Washreg-trade-mark equipment which is designed by the Company and manufactured to its specifications, trains the licensees and their employees, conducts the grand opening, and provides consultation  and  management services thereafter.  As of June 30, 1996,  the
  Company  had  constructed   and  sold  over  436  Super  Washreg-trade-mark
 facilities and had 17 facilities under construction. Starting in 1996, the business plan of the Company is to retain, own and operate a number of the facilities constructed by it each year with the goal of owning and operating in excess of 100 Super Washreg-trade-mark facilities by the end of the year 2001.

     During the last 7 fiscal periods (including the 10-month period ended December 31, 1995), the number of Super Washreg-trade-mark facilities constructed each period has ranged between  27  and  69.  Additionally, during the last 5 fiscal periods the Company expanded existing Super Washreg-trade-mark facilities and added in total 6 self-service bays and 17 Supermaticreg-trade-mark bays. As of June 30, 1996, there were 380 Super Washreg-trade-mark> facilities operating in 19 states. The Company plans to add approximately 50 Super Washreg-trade-mark facilities during each of the years 1996 and 1997 and continue at or above that level in future years. As of June 30, 1996, 19 of the 380 facilities are owned and operated by the Company, 4 of which are for long-term ownership, and 15 of which are held in inventory for sale to approved licensees. A total of 55 Super Washreg-trade-mark facilities are managed by the Company for its licensees, including 26 which are owned by officers of the Company or entities owned by such persons. As of
  June 30, 1996, 56 facilities constructed by the Company were delicensed and not operating as Super Washreg-trade-mark facilities. See "Business -- Licensing Program."

     The Company believes Super Washreg-trade-mark facilities are state of the art and the highest quality. The Company's service department can access each licensed Super Washreg-trade-mark facility via computer and modem located at each facility and by using its proprietary computer diagnostic software to pinpoint mechanical problems in order to keep each facility operational and downtime to a minimum. The Company's software also possesses auditing capabilities which allows an absentee owner/manager to monitor cash receipts off-site. Each Super Washreg-trade-mark facility is constructed in accordance with a standard set of proprietary plans which have been developed by the Company. This approach provides a nationally consistent image, savings in cost of construction and also allows the Company's service technicians to solve over 99% of all mechanical problems via telephone contact with the on-site attendant. A federally registered trademark has been granted to the
     Company for its automatic bay car washing process ("Supermaticreg-trade-mark") which the Company displays above the automatic
   bay(s)   at   each   Super   Washreg-trade-mark  facility.    Each   Super
 Washreg-trade-mark facility includes at least one Supermaticreg-trade-mark
 bay and several self-serve bays.   A substantial number of facilities have two
  Supermaticreg-trade-mark bays and  three  to  four  self-serve  bays.   The
 Company has constructed individual facilities consisting of as many as three Supermaticreg-trade-mark bays and six self-serve bays.

     The Company believes that it has developed expertise in site selection and layout of the facility. The Company also believes it is widely recognized for its commitment to its customers. The Company has developed a detailed system of operating a Super Washreg-trade-mark facility. The training provided by the Company to its licensees and their employees includes instruction on the implementation and maintenance of the Super Washreg-trade-mark operating system, including audit procedures, banking, personnel, promotion, equipment operation and maintenance and creating positive customer relationships.

     Robert D. Black and his wife, Mary K. Black (collectively, the "Blacks"), are the founders of the Company. The Blacks built their first car wash in 1976. They have recently been honored with the 1995 SBA Illinois and Region V (Midwest) Entrepreneurial Success Awards. In 1992, the Company received the U.S. Chamber of Commerce Blue Chip Enterprise Award, and was listed in "INC.
  Magazine" in each of the years 1989, 1990, and 1991 as one of the fastest growing private companies in the country based on that year's sales growth over an average of the prior five years. The Blacks also received Ernst &
  Young's Entrepreneur of the Year Award in the service category for Illinois and Missouri in 1989. The Company believes that its success is the direct result of the work of the Blacks, its licensees, and the many individuals associated with the Company.

     The Company was incorporated in Illinois in 1982 as an outgrowth of a business started in 1976 by the Blacks. The Company's executive offices are located at 707 West Lincolnway, P.O. Box 188, Morrison, Illinois 61270, and its telephone number is (815) 772-2111.

                             THE OFFERING

 Class A Common Stock offered by the
   Company                        up to 450,000 shares, subject to a minimum of
                                 250,000(1)

 Common Stock to be outstanding
   after the Offering:

   Class A Common Stock           a minimum of 250,000 and a maximum of 450,000
                                 shares(1)
   Class B Common Stock 5,550,000 shares(2)

 Estimated proceeds(1)             The  Company estimates the net proceeds from
                                 the Offering prior to deducting any commissions paid to Agents, to be a minimum of $2.4 million and up to a maximum of $4.4 million. There can be no assurance that the Company will receive net proceeds in excess of the minimum less any Agents' commissions.

 Use of proceeds(1)               The Company intends  to use the estimated net
                                 proceeds to fund a portion of the S Corporation Distribution (as defined in "S Corporation Distribution") to stockholders of record immediately prior to the consummation of the Offering. See "Use of Proceeds."


 (1) Unless the Company is able to sell at least 250,000 shares of the Class A Common Stock offered hereby, the Company will cancel the Offering, promptly return all monies collected from subscribers, and pay to each subscriber the interest earned by the Company, if any, on such subscriber's escrowed subscription payment. See "Risk Factors and "Plan of Distribution."

 (2) Each share of Class B Common Stock is convertible into one share of Class A Common Stock and will convert automatically into Class A Common Stock upon a transfer to anyone other than a Black Family Member or on the record date of any meeting of stockholders if the total number of shares of Class B Common Stock outstanding is less than 20% of the aggregate number of shares of Common Stock outstanding. See "Certain Relationships and Related Transactions" and "Description of Capital Stock."

                      SUBSCRIPTION PROCEDURES

     A Subscription Agreement accompanies this Prospectus. Subject to the Purchase Minimum, availability and the Company's right to reject subscriptions, in whole or in part, for any reason, shares of Class A Common Stock may be subscribed for by completing, executing and returning the
 Subscription Agreement, together with payment for all shares subscribed for, to the Company. All checks should be made payable to the Super Wash Offering Escrow. The Company's acceptance of a subscription shall be evidenced solely by the delivery to the subscriber of a written confirmation of sale. Receipt by the Company of a Subscription Agreement and/or deposit by the Company of payment for the subscribed shares as described below shall not constitute acceptance of a subscription. The subscription payments will be deposited into an escrow account by the Company subject to the Closing on such escrowed funds if the Company has accepted subscriptions for at least 250,000 shares.

     Unless the Company is able to sell at least 250,000 shares of the Class A Common Stock offered hereby, the Company will cancel the Offering, promptly return all monies  collected  from subscribers, and pay to each subscriber the interest earned by the Company, if any, on such subscriber's escrowed subscription payment. Likewise, the Company will promptly refund any monies collected and attributed to a subscription, or portion thereof, rejected by the Company and pay to each rejected subscriber all interest earned by the Company, if any, on such subscriber's rejected escrowed subscription payment, or portion thereof. However, if the Company accepts a subscription, in whole or in part, subscribers will have no right to a return of their accepted subscription payment held in the escrow account and all interest earned on the accepted escrowed proceeds will belong to the Company.

     The Company reserves the right to withdraw, cancel or modify the Offering hereby and to reject subscriptions, in whole or in part, for any reason.

               SUMMARY FINANCIAL AND OPERATING DATA


                                                         TEN MONTHS
                                                            ENDED  SIX MONTHS
                                                           DECEM-     ENDED

                                 YEARS ENDED FEBRUARY 28,  BER 31,  JUNE 30,
                                1992    1993   1994   1995   1995   1995  1996
                                      (In thousands, except per share data)
 Statement of Operations Data:
  Net sales                    $13,148  $13,865 $17,846 $23,071 $23,586 $ 8,456
 $13,509
  Cost of sales                 10,817   11,338  14,578  18,734  18,392   6,858
 11,062
  Gross profit                   2,331  2,527  3,268    4,337    5,194    1,598
 2,447
  Selling, general, and administrative
    expenses                     1,107    1,337   1,750   1,893   1,483     794
 813
  Income from operations         1,224  1,190  1,518  2,444  3,711  804  1,634


  Other income (expense), net    147    224    228    192    98  143     (20)
Income before income taxes       1,371     1,414      1,746
                                                      2,636 3,809 947   1,614
  Pro forma provision for income taxes (1) 515  532  683  1,037  1,485  370 629
  Pro forma net income (1)     $856  $882 $ 1,063 $ 1,599 $ 2,324 $577 $985
  Pro forma net income per share (1)(2)          $     .40  $    .10  $    .17
  Weighted average shares
    outstanding (2)                                           5,820,000

 SELECTED OPERATING DATA:
  Super Washreg-trade-mark facilities constructed 27 27 31 46  48  14     23
    Self-serve bays                 78     81     93   151    151    43     80
    Supermaticreg-trade-mark bays  32    38     43    70     76    21     27

  Super Washreg-trade-mark facilities sold 27 25  32  38     41    15     20
    Self-serve bays                 78     73     95   127    132    39     56
    Supermaticreg-trade-mark bays  32    37     44    59     67    21     20

  Ratios:
    Current ratio                  8.79   8.50  10.64  5.90   4.38  3.45   2.05
    Debt to equity                  .40    .31    .13   .22    .26   .40    .79

 ______________________
  (1) The Company elected S Corporation (as defined in "S Corporation Distribution") status for federal and state income tax purposes effective March 1, 1995. The Company's election to be taxed as an S Corporation will terminate upon consummation of the Offering, and the Company will be subject to federal and state income taxes from that date forward. The pro forma provision for income taxes, pro forma net income, and pro forma net income per share reflect the pro forma effect of income taxes as if the Company had been taxed as a C corporation for all periods presented.
  (2) Pro forma net income per share information assumes that 270,000 of the shares of Class A Common Stock being offered by the Company hereby were outstanding during the periods indicated. The 270,000 shares represent the approximate number of shares (of the maximum of 450,000 shares being offered) which are being sold by the Company (at the initial public Offering price set forth on the cover page of this Prospectus) to fund the payment of a dividend equal to the amount of the Company's taxable earnings and profits from March 1, 1995 through June 30, 1996, not yet distributed to existing stockholders of approximately $2.7 million ("June 30 E&P Dividend").

                                FEBRUARY 28,      DECEMBER 31,    JUNE 30, 1996
                                                                        As Ad-
                           1992    1993    1994    1995  1995  ACTUAL JUSTED(3)

                                             (IN THOUSANDS)
 BALANCE SHEET DATA:
  Working capital        $ 3,542  $ 4,244 $ 5,734 $ 7,375 $ 9,754 $ 8,682 $
 10,225
  Total assets             6,308  7,030   7,274   9,805  14,866  19,214  19,214
  Long term debt           1,357  1,086     238     206     176    157       0
  Stockholders' equity     4,497  5,379   6,441   8,069  11,791  10,742  12,307

______________________
  (3) Adjusted to give effect to the conversion of the Company to a C corporation, the sale of the maximum number of shares of Class A Common Stock offered by the Company hereby (at the initial public Offering price set forth on the cover page of this Prospectus net of estimated Offering expenses) and the application of such proceeds therefrom as of June 30,
   1996. See "Use of Proceeds" and Note 13 to the Company's financial statements. Gives effect to the payment of the June 30 E&P Dividend, but does not give effect to the anticipated distribution of an additional $4.0 million in estimated S Corporation earnings for the period from July 1, 1996 to the consummation of the Offering.

                           RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN
 INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.

     CAR WASH BUSINESS RISKS GENERALLY. The Company is subject to all of the risks generally associated with the car wash business, including, without limitation, adverse developments in the national and local economies, changes in consumer preferences, fluctuations in the availability and cost of supplies and materials, and the ability to obtain and retain qualified employees at affordable wages.

     COMPETITION. The Company may be in competition with other persons and entities having similar or greater experience and financial resources.
 Although the Company believes in the economic viability of the business of the
  Company, there can be no assurance that its operations will  continue  to  be
 profitable.   In  addition, the Super Washreg-trade-mark facilities owned by the Company may face competition from existing and future car washes, including self-service and full service washes, some of which may have similar equipment. Customers may also elect to wash their cars at home without going to a car wash.

     CONSTRUCTION BUSINESS. The construction business is inherently risky and subject to, among other risks, the risk of cost overruns, labor strikes, adverse weather conditions, material delays and quality problems.

     AVAILABILITY OF SITES AND FINANCING. The goal of the Company to retain, own and operate in excess of 100 Super Washreg-trade-mark facilities by the end of the year 2001 may be affected by the ability of the Company to locate suitable sites for the Super Washreg-trade-mark facilities. Additionally, the Company will be required to raise additional capital in the future to meet its current expansion plan through 2001. Such capital may be raised by the issuance of additional equity or the incurrence of indebtedness. In addition, in appropriate situations, the Company may seek financing from other sources. There can be no assurance that any required financing will be available or that the Company can accomplish its goal in a timely or profitable manner.

     DEPENDENCE OF A LIMITED NUMBER OF SUPPLIERS. The Company currently relies on approximately twelve major suppliers for its supply of products and equipment required to construct and operate Super Washreg-trade-mark facilities. In turn, many of such suppliers also rely on a limited number of suppliers. The products and equipment of such suppliers are essential to the
  Company's business and any disruption in the supply of such products or equipment could adversely affect the Company's Super Washreg-trade-mark facility construction and its operating results. There can be no assurance that all of the Company's suppliers will continue to meet its current product and equipment requirements or meet these requirements at current prices.

     SALE OF SUPER WASHreg-trade-mark FACILITIES. Approximately 79% of the Company's revenues for the six months ended June 30, 1996, are attributable to the construction and sale of Super Washreg-trade-mark facilities. To the extent a Super Washreg-trade-mark facility has not been presold or designated as a Company-owned facility, after the completion of a Super
  Washreg-trade-mark facility the Company will hold and operate such facility until it is sold. There is no assurance that in the future the Company can sell all of the Super Washreg-trade-mark facilities it constructs or that such facilities will be sold or operated at a profit.

     FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company experiences quarterly variation in net revenues and operating income as a result of many factors. The primary factor is the effect of weather and the seasons on construction in certain areas of the country and the resulting effect on sales of Super Washreg-trade-mark facilities. See "Management's Discussion and Analysis of Financial Condition and Results of Operation - Seasonality and Quarterly Financial Information." The quarterly variations in net revenues and operating incomes could continue as a result of these many factors.

     NEW BUSINESS PLAN. The Company has modified its business plan and presently intends to retain, own and operate a number of the Super
 Washreg-trade-mark facilities constructed by it in each year with the goal of owning and operating in excess of 100 Super Washreg-trade-mark facilities by the end of the year 2001. The Company currently operates 4 facilities for long-term ownership. Consequently, if the new plan is implemented as proposed in the future a greater proportion of the Company's revenues will be attributable to the operation of Super Washreg-trade-mark facilities. There is no assurance that the Company will be able to build for its own account the desired number of facilities or operate such facilities in a profitable manner.

     WEATHER.   The  operation  of  the  Company's  Super  Washreg-trade-mark facilities may be affected by adverse weather conditions (the weather that differs significantly from the norm in a particular season in a particular region of the country). In addition, the operations of car washes may be limited in areas experiencing severe drought conditions. To minimize the effect on the Company's overall profitability from operating facilities due to adverse weather conditions in any one region of the United States, the Company intends to build Super Washreg-trade-mark facilities in geographical regions offering a variety of weather patterns.

     POTENTIAL CHANGE IN LICENSE AGREEMENT. Current licensees have entered into an operations agreement (the "Operations Agreement") with the Company.
  Under the Operations Agreement which grants licensees the right to use the Company's trademarks, Company licensees do not pay a license fee but are required  to  meet  certain  quality  standards.  The Company is  considering whether to strengthen its Operations Agreement to have more substantial control over certain aspects of its licensees' operations or to convert the relationship between future licensees and the Company from a license without fees or substantial control to a franchise relationship with fees and more comprehensive controls. The Company's existing license agreements do not contain a specific term. If the Company desires to cause its current licensees to enter into a new license agreement or become franchisees, there is no assurance the Company will be able to accomplish such result. If the
  Company decides to become a franchisor, it will be required to register as a franchisor in those states that require registration and in which the Company intends to offer Super Washreg-trade-mark franchises. There is no assurance that the Company can meet all such states' requirements. Furthermore, certain state regulatory agencies may raise the issue of why the Company was not previously registered as a franchisor. The Company believes that its current license arrangement does not constitute a franchise, although there is no assurance that the resolution of such issue, if raised, will be favorable to the Company. All of the foregoing may have a material adverse effect on the Company.

     TERMINATION OF LICENSES. Each Super Washreg-trade-mark licensee has a right to terminate his relationship as a licensee at will and the Company has the right to terminate each license in the event of the breach of its terms. Through June 30, 1996, 56 Super Washreg-trade-mark facilities have been
   delicensed.    The   delicensing  of   a   substantial   number   of   Super
 Washreg-trade-mark facilities may have a material adverse effect on the Company.

     BEST EFFORTS OFFERING; MINIMUM NUMBER OF SHARES TO BE SOLD. The Company is offering the Class A Common Stock on a "best efforts" basis. There is therefore no assurance that all of the 450,000 shares of Class A Common Stock offered hereby will be sold and if all of the shares offered hereby are not sold the estimated net proceeds will be reduced to reflect the number of shares actually sold. If the Company is unable to sell at least 250,000 shares of the Class A Common Stock offered hereby, the Company will cancel the Offering and promptly return all monies collected from subscribers held in escrow. See "Management's Discussion and Analysis of Results of Operations and Financial Condition - Liquidity and Capital Resources" and "Plan of Distribution."

     S CORPORATION DISTRIBUTION. The net proceeds of the Offering will not be sufficient to fund the entire S Corporation Distribution. To fund the portion of the S Corporation Distribution not covered by the proceeds of the Offering the Company will be required to obtain funds from alternate sources, including borrowing under the Company's lines of credit. To the extent less than the maximum number of shares offered hereby are sold, the Company will be required to increase the amount of funds acquired from alternative sources to fund the S Corporation Distribution. The use of funds other than the proceeds of this Offering may adversely affect the Company's ability to execute its business plan and its liquidity and capital resources. See "Management's Discussion and Analysis of Results of Operations and Financial Condition - Liquidity and Capital Resources."

     NO DIVIDENDS ON COMMON STOCK. Upon consummation of the Offering the Company does not anticipate declaring any cash dividends in the foreseeable future and intends to retain any future earnings for the further development and growth of its business. See "Dividend Policy."

     NO PRIOR MARKET; ABSENCE OF PUBLIC MARKET; OFFERING PRICE DETERMINED ARBITRARILY BY THE COMPANY. There has been no public market for the Class A
  Common Stock prior to the Offering. The price to the public has been arbitrarily determined by the Company and may not be indicative of the market price for the Common Stock after this Offering. The Company makes no representations as to any objectively determinable value of the Common Stock. There can be no assurance that any market will develop for the Class A Common
  Stock or that holders of Class A Common Stock will be able to sell their securities at any price. Additionally, the Company has not applied to list its Common Stock on a national securities exchange, quotations system or over-the-counter market and does not presently intend to do so. The Company is not seeking securities brokers/dealers to be market makers for the Class A Common Stock offered hereby. Consequently, the liquidity of the Common Stock will be impaired, not only in the number of shares of Class A Common Stock which can be bought and sold, but also through delays in the timing of transactions, reductions in security analysts' and news media coverage, if any, of the Class A Common Stock, and lower prices for the Class A Common Stock than might otherwise prevail. Furthermore, the lack of a market maker could result in persons being unable to buy or sell shares of the Class A Common Stock offered hereby on any secondary market.

     DILUTION. Investors in the Offering will experience immediate and substantial dilution of $7.95 per share (assuming the sale of all 450,000 shares) or $8.22 per share (assuming the sale of 250,000 shares) in the net tangible book value of their shares of Class A Common Stock, and current stockholders will receive an increase in the book value of their shares of Class B Common Stock. See "Dilution."

     DEPENDENCE UPON OTHER SUPER WASHreg-trade-mark FACILITIES. Although the Company will have no ownership interest in any Super Washreg-trade-mark
   facilities   that   are  sold,  the   success   of   the   Company's   Super
  Washreg-trade-mark facilities may depend in part upon the good will associated with Super Washreg-trade-mark facilities owned and operated by licensees.

     DEPENDENCE ON KEY EMPLOYEES. The Company's success is dependent on the active participation of Mary K. Black, Chairman of the Board, and Robert D.
  Black, a Director, President and Chief Executive Officer. The Company is dependent for its future success on the continued services of its executive officers, including the Blacks, and other key employees. The Company believes that the unexpected loss of the services of a key employee could have a material adverse effect on the Company. The Company does not maintain key person life insurance on the life of either Mary K. or Robert D. Black. The Company has not entered into employment Agreements with any of its executive officers.

     GOVERNMENTAL REGULATION. The Company's business will be subject to the jurisdiction of a variety of regulatory authorities, including, without limitation, federal, state, county and city agencies  administering  laws  and regulations relating to zoning, environmental, health, labor and taxation. Although it is the policy of the Company to obtain a Phase I Environmental Study on sites it acquires which it believes have a potential environmental risk, there is no assurance that such studies will identify all environmental risks, including any underground storage tanks.

     CONTROL BY CURRENT STOCKHOLDERS AND ANTI-TAKEOVER EFFECT OF DUAL CLASSES OF STOCK. Holders of the Company's Class A Common Stock are entitled to one vote per share and holders of the Company's Class B Common Stock are entitled to ten votes per share. Each share of Class B Common Stock is convertible at any time into one share of Class A Common Stock. Following the completion of the Offering, and assuming the maximum number of shares are sold, Black Family Members will beneficially own or control, directly or indirectly, all of the outstanding shares of the Company's Class B Common Stock which in the aggregate will represent approximately 92.5% of the outstanding shares of
  Common Stock and 99.2% of the combined voting power of such stock. The Black Family Members will, therefore, initially have the ability to elect all of the directors of the Company and to control the outcome of all issues submitted to a vote of the stockholders of the Company. See "Principal Stockholders."
  Voting control by Black Family Members may discourage certain types of transactions involving an actual or potential change of control of the
  Company, including transactions in which the holders of Class A Common Stock might receive a premium for their shares over prevailing market prices.

     RELATED PARTY TRANSACTIONS. As described herein, the Company has entered into a number of transactions with its directors, executive officers and principal stockholders (collectively, the "Related Party Transactions"). See
  "Certain Relationships and Related Party Transactions." The terms of the Related Party Transactions were established by the Blacks and management and are not the result of arm's-length negotiations. Certain Related Party Transactions between the Black Family Members and the Company are on terms more favorable to the Black Family Members than those which could have been obtained in arm's-length transactions. Following the Closing of the Offering, the Company intends to submit any proposed transactions not described herein between the Company and its directors, executive officers and their affiliates or the Black Family Members to a committee of disinterested directors for review. Transactions not described herein between the Company and Black
  Family Members will require approval by a majority of the disinterested directors. See "Certain Relationships and Related Party Transactions."

     POTENTIAL CONFLICTS OF INTEREST. Mrs. Black, the Chairman of the Board of the Company, Mr. Black, the President and Chief Executive Officer of the
 Company and certain other executive officers of the Company are engaged in, and after the Offering will continue to be engaged in, activities other than
  those  related  to  the  Company.   Such  persons   own   and  operate  Super
  Washreg-trade-mark facilities. Accordingly, such facilities may compete with the Company for the management time of the Blacks and the other executive officers.

     PREFERRED  STOCK.   The  Company's  Articles  authorize  the  issuance  of
 2.5 million shares of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of
  Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could materially adversely affect the voting power or other rights of the holders of the Company's Common Stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any shares of its preferred stock, there can be no assurance that the Company will not do so in the future. The application of any such provisions or the issuance of preferred stock could prevent stockholders from realizing a premium upon the sale of their shares of Class A Common Stock. See "Description of Capital Stock."

     EFFECT OF CERTAIN STATUTORY PROVISIONS. The Company is subject to provisions of the Illinois Business Corporation Act that prohibit a publicly-
  held Illinois corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns 15% or more of the corporation's common stock (an "interested stockholder") for three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Those provisions could discourage or make more difficult a merger, tender offer or similar transaction, even if favorable to the Company's stockholders. See "Description of Capital Stock -- Certain Provisions of the Illinois Business
 Corporation Act."

                            THE COMPANY

     The Company is engaged in the sale and licensing of "turn key" Super Washreg-trade-mark facilities and provides ongoing support to its licensees through its parts, service, research and advertising departments. The Company is also available to its licensees for consultation regarding various business
  aspects  of  operating  their  Super  Washreg-trade-mark  facilities.    In
  addition, the Company owns and operates Super Washreg-trade-mark facilities and provides management services for licensees who choose not to manage their facilities on a day-to-day basis. Under its "turn key" package, the Company acquires the Super Washreg-trade-mark facility site, handles all zoning and permitting issues, performs as the general contractor during construction of
    the    Super   Washreg-trade-mark   facility,    installs    its    Super
  Washreg-trade-mark   equipment   which  is  designed  by  the  Company  and
 manufactured to its specifications, trains the licensees and their employees, conducts the grand opening and provides consultation and management services thereafter. As of June 30, 1996, the Company had constructed and sold over
  436 Super Washreg-trade-mark facilities and had 17 facilities under construction.

     The vision of the Company as embodied in its goals and philosophy is:

     . To obtain and maintain a position of unquestionable respectability and credibility in the business world.

     . To create an investment opportunity which will leave a positive lifelong effect on the many right-hearted quality people we serve.

     . To construct facilities which are profitable and successful for everyone involved.

     . To provide our customers with the best car wash service available at a reasonable price.

     . To create a position of employment for as many needful, right-hearted people as possible.

     . To have the Company become "all it is suppose to be" while at the same time never taking advantage of anyone along the way.

     . To create a business environment which will allow all staff members and affiliates to be true to their own highest conviction while daily utilizing all of their God-given talents.

     The Blacks consider the goals and philosophies to be the driving force behind the continued success of the Company. The Company's vision is fostered by Mr. Black, the Company's primary "vision keeper."

     The Company is an Illinois corporation incorporated in 1982 as an outgrowth of a business begun in 1976 by Robert D. Black and his wife, Mary K.
  Black. The Company's principal executive office and operation headquarters are located at 707 West Lincolnway, P.O. Box 188, Morrison, Illinois 61270 and its phone number is (815) 772-2111.

                          USE OF PROCEEDS

     The net proceeds to the Company from the Offering are estimated to be $2.4 million if the minimum of 250,000 shares of Class A Common Stock offered hereby are sold, and are estimated to be $4.4 million if the maximum of
  450,000 shares of Class A Common Stock offered hereby are sold, at an initial public offering price of $10.00 per share, after deducting estimated offering expenses payable by the Company, and prior to deducting any commissions paid to Agents.

     The Company intends to use these proceeds to fund a portion of the S Corporation Distribution to stockholders of record immediately prior to consummation of the Offering. See "S Corporation Distribution" and "Risk
 Factors."

                    S CORPORATION DISTRIBUTION

     Since March  1,  1995,  the  Company  has  been  an  S  corporation (an "S
  Corporation") under the Internal Revenue Code of 1986, as amended (the "Code"). As a result, the income of the Company subsequent to March 1, 1995, has been taxed, for federal and certain state and local income tax purposes, directly to the Company's stockholders, rather than to the Company. The Company's status as an S Corporation will terminate upon consummation of the
  Offering (the "Termination Date") and, as a result, the Company will be subject to federal and state corporate income taxation for that portion of the year ended December 31, 1997 after the Termination Date. Upon termination of the Company's status as an S Corporation, the Company will recognize a deferred tax liability of approximately $135,000.

     The Company's existing stockholders have included or will include in their taxable incomes a total of approximately $9.3 million, the estimated amount of the Company's taxable earnings and profits from March 1, 1995 through the
  Termination Date. The Company has or intends to distribute all of the estimated $9.3 million of such earnings and profits to the persons who are stockholders of record prior to the consummation of the Offering ("S Corporation Distribution."). Approximately $4.0 million of the estimated $9.3 million of earnings are for the period from July 1, 1996 through the Termination Date and have not yet been recognized by the Company for financial reporting purposes.

     Of the total $9.3 million estimated S Corporation Distribution, the Company has distributed approximately $2.7 million as of June 30, 1996, and expects to distribute approximately an additional $1.2 million between July 1,
  1996, and the consummation of the Offering. The estimated balance of approximately $5.4 million will be distributed to the persons who are stockholders of record immediately prior to the consummation of the Offering. To the extent the Offering proceeds are not sufficient to pay the portion of the S Corporation Distribution which has not been paid as of the consummation of the Offering, the Company intends to pay the remaining portion of the S
  Corporation Distribution within one year of the Termination Date with cash flow, borrowings or any other funds available for that purpose. Purchasers of Class A Common Stock in this Offering are not entitled to and will not receive any portion of the S Corporation Distribution. See "Capitalization" and Notes to Financial Statements.

     Prior to the closing of the Offering, the Company will enter into a tax indemnification agreement with the Company's existing stockholders, pursuant to which the existing stockholders will agree to indemnify the Company and the Company will agree to indemnify the existing stockholders against certain possible income tax consequences. See "Certain Relationships and Related Party Transactions."

                          DIVIDEND POLICY

     Since its inception and prior to March 1, 1995, the Company did not pay any cash dividends. Since March 1, 1995, the Company's dividend policy has been based primarily on considerations relating to its S Corporation status, including the desirability of paying dividends to stockholders in amounts at least sufficient to fund their individual income tax liability resulting from the taxation of corporate income at the stockholder level. As of June 30, 1996, the Company had paid total cash dividends of approximately $2.7 million.
  The Company expects to pay cash dividends of approximately $1.2 million between July 1, 1996 and the consummation of the Offering. The Company intends to pay the remainder of the S Corporation Distribution as a cash dividend to its stockholders of record immediately prior to the consummation of the Offering. Purchasers of Class A Common Stock in this Offering are not entitled  to  and  will  not  receive  any  portion  of  the  S  Corporation
 Distribution. See "Capitalization" and Notes to Financial Statements. See "S Corporation Distribution."

     Upon consummation of the Offering, the Company's status as an S Corporation will be terminated and the Company intends to retain its earnings to support operations and finance its growth. Consequently, after making the
  S Corporation Distribution, the Company does not anticipate declaring or paying cash dividends in the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and Notes to Financial Statements.

                             DILUTION

     The net tangible book value of the Company as of June 30, 1996 was approximately $10.7 million, or $1.94 per share of Common Stock. Net tangible book value per share represents the amount of the Company's stockholders' equity, less intangible assets, divided by the number of shares of Common
  Stock outstanding. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Class A Common Stock in the Offering made hereby and the pro forma net tangible book value per share of Class A Common Stock immediately after completion of the Offering.

     Assuming the sale by the Company of the minimum of 250,000 shares of the 450,000 shares of Class A Common Stock offered hereby at an initial public offering price per share of $10.00, and after (i) deducting estimated Offering expenses payable by the Company, (ii) giving effect to the June 30 E&P Dividend of approximately $2.7 million, and (iii) recording the deferred taxes of approximately $135,000, the pro forma net tangible book value of the Company as of June 30, 1996, would have been approximately $10.3 million, or
  $1.78 per share. This represents an immediate increase in net tangible book value to existing stockholders attributable to new investors of $0.35 per share and an immediate dilution in net tangible book value of $8.22 per share to new investors purchasing Class A Common Stock in the Offering, as illustrated in the following table:

     IF MINIMUM OF 250,000 SHARES SOLD:

 Initial public Offering price per share of Class A Common              $10.00
 Stock
  Net tangible book value per share of Common Stock at June       $1.94
  30, 1996(1)
   Decrease per share attributable to June 30 E&P Dividend        (0.49)
   Decrease per share attributable to conversion to C             (0.02)
   corporation and resulting deferred tax liability
   Increase per share of Common Stock attributable to new          0.35
   stockholders
 Net tangible book value per share of Common Stock after the              1.78
 Offering
 Net tangible book value per share dilution to new                        $8.22
 stockholders

 (1) There are no outstanding options to consider in calculating the shares outstanding.

     Assuming the sale by the Company of all of the 450,000 shares of Class A Common Stock offered hereby at an initial public offering price per share of
  $10.00, and after (i) deducting estimated Offering expenses payable the Company, (ii) giving effect to the June 30 E&P Dividend of approximately $2.7 million, and (iii) recording deferred taxes of approximately $135,000, the pro forma net tangible book value of the Company as of June 30, 1996, would have been approximately $12.3 million, or $2.05 per share. This represents an immediate increase in net tangible book value to existing stockholders attributable to new investors of $0.62 per share and an immediate dilution in net tangible book value of $7.95 per share to new investors purchasing Class A Common Stock in the Offering, as illustrated in the following table:

     IF MAXIMUM OF 450,000 SHARES SOLD:

 Initial public Offering price per share of Class A Common            $10.00
 Stock
  Net tangible book value per share of Common Stock at June       $1.94
  30, 1996(1)
   Decrease per share attributable to June 30 E&P Dividend        (0.49)
   Decrease per share attributable to conversion to C             (0.02)
   corporation and resulting deferred tax liability
   Increase per share of Common Stock attributable to new          0.62
   stockholders
 Net tangible book value per share of Common Stock after the       2.05
 Offering
 Net tangible book value per share dilution to new                 $7.95
 stockholders

  (1) There are no outstanding options to consider in calculating the shares outstanding.

     The following tables summarize on a pro forma basis as of June 30, 1996 the differences between the existing stockholders and the investors purchasing shares of Class A Common Stock in the Offering (at an initial public Offering price of $10.00 per share) with respect to the number of shares purchased from the Company, the total consideration paid and the average price paid per share. The first table below reflects the sale by the Company of the minimum of 250,000 shares of the 450,000 shares of Class A Common Stock offered hereby and the second table reflects the sale by the Company of all of the 450,000 shares of Class A Common Stock offered hereby:

 IF MINIMUM OF 250,000 SHARES SOLD:

                              SHARES PURCHASED     TOTAL CONSIDERATION  AVERAGE
                             NUMBER   PERCENT   AMOUNT      PERCENT PRICE
                                                                    PER SHARE
 Existing stockholders(1)   5,550,000 95.7%     $1,000      -%       -
 New investors              250,000   4.3       2,500,000   100.0   $10.00
     Total                  5,800,000 100.0%    $2,501,000  100.0%

 IF MAXIMUM OF 450,000 SHARES SOLD:

                             SHARES PURCHASED   TOTAL CONSIDERATION  AVERAGE
                             NUMBER   PERCENT   AMOUNT     PERCENT   PRICE
                                                                     PER SHARE
 Existing stockholders(1)   5,550,000 92.5%     $1,000      -%        -
 New investors              450,000   7.5       4,500,000   100.0     $10.00
     Total                  6,000,000 100.0%    $4,501,000  100.0%

      (1) As of the date of this Prospectus, there are no shares of Class A Common Stock outstanding and 5,550,000 shares of Class B Common Stock outstanding. All of the outstanding Class B Common Stock is held of record by Black Family Members. Shares of Class B Common Stock are convertible at any time into Class A Common Stock and convert automatically into Class A Common Stock upon a transfer to anyone other than a Black Family Member. All of the shares of Class B Common Stock will automatically convert into Class A Common Stock if the total number of shares of Class B Common Stock outstanding falls below 20% of the aggregate number of shares of Common Stock outstanding.

                          CAPITALIZATION

     The following table sets forth the short-term debt and the total capitalization of the Company at June 30, 1996, (i) on a historical basis and
 (ii) on an adjusted basis to reflect the issuance and sale by the Company of the minimum of 250,000 shares of the 450,000 shares of Class A Common Stock offered hereby at an initial public Offering price of $10.00 per share, net of estimated Offering expenses, the recognition of a deferred tax liability of $135,000 resulting from termination of S Corporation status, the application of the estimated net proceeds of the Offering to pay the June 30 E&P Dividend of approximately $2.7 million, and the additional borrowing required to fund the June 30 E&P Dividend. This table should be read in conjunction with
  "Management Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                             JUNE 30, 1996
                                                            ACTUAL  AS ADJUSTED
                                                            (IN THOUSANDS)
 SHORT-TERM DEBT:
  Borrowings under revolving credit facility             $5,450     $5,450
  Long-term debt, current portion                            37      37
    Total short-term debt                                $5,487     $5,487
 LONG-TERM DEBT NET OF CURRENT PORTION:                  $  157     $  457
 STOCKHOLDERS' EQUITY:
  Preferred Stock, no par value per share; 2,500,000
  shares authorized; no shares issued and outstanding;
  no shares issued and outstanding as adjusted              0            0
  Class A Common Stock, $0.01 par value per share;
  25,000,000 shares authorized; no shares issued and
  outstanding; 250,000 shares issued and outstanding as
  adjusted                                                  _            3
  Class B Common Stock, $0.01 par value per share,
  25,000,000 shares authorized; 5,550,000 shares issued
  and outstanding; 5,550,000 shares issued and
  outstanding as adjusted                                   1            1
  Additional paid-in capital                                _        2,397
  Unrealized gain on equity securities                      89          89
  Retained earnings                                         10,652   7,817
    Total stockholders' equity                              10,742  10,307
                                               Total      $ 10,899$ 10,764
         Capitalization

     The following table sets forth the short-term debt and the total capitalization of the Company at June 30, 1996, (i) on a historical basis and
 (ii) on an adjusted basis to reflect the issuance and sale by the Company of all of the 450,000 shares of Class A Common Stock offered hereby at an initial public Offering price of $10.00 per share, net of estimated Offering expenses, and the recognition of a deferred tax liability of $135,000 resulting from termination of S Corporation status, the application of a portion of the estimated net proceeds of the Offering to the payment of the June 30 E&P Dividend of approximately $2.7 million, the repayment of long-term debt, and a reduction in borrowings under the revolving credit facility. This table should be read in conjunction with "Management Discussion and Analysis of Financial
  Condition and Results of Operations" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus.

                                                             JUNE 30, 1996
                                                          ACTUAL  AS ADJUSTED
                                                            (IN THOUSANDS)
 SHORT-TERM DEBT:

   Borrowings under revolving credit facility               $5,450   $3,944
  Long-term debt,  current portion                              37        0
    Total short-term debt                                   $5,487   $3,944
 LONG-TERM DEBT NET OF CURRENT PORTION:                     $  157   $    0
 STOCKHOLDERS' EQUITY:
  Preferred Stock, no par value per share; 2,500,000
  shares authorized; no shares issued and outstanding;
  no shares issued and outstanding as adjusted              0             0
  Class A Common Stock, $0.01 par value per share;
  25,000,000 shares authorized; no shares issued and
  outstanding; 450,000 shares issued and outstanding as
  adjusted                                                  0              5
  Class B Common Stock, $0.01 par value per share,
  25,000,000 shares authorized; 5,550,000 shares issued
  and outstanding; 5,550,000 shares issued and
  outstanding as adjusted                                   1              1
  Additional paid-in capital                                _          4,395
  Unrealized gain on equity securities                     89             89
  Retained earnings                                         10,652     7,817
    Total stockholders' equity                              10,742    12,307
                                               Total        $ 10,899$ 12,307
         Capitalization

               SELECTED FINANCIAL AND OPERATING DATA

     The following consolidated statements of operations and balance sheet data as of and for the years ended February 28, 1992, through February 28, 1995, and as of and for the ten months ended December 31, 1995, has been derived from the Company's audited consolidated financial statements. The statement of operations data for the years ended February 28, 1994 and 1995, and the ten months ended December 31, 1995, and the balance sheet data at February 28, 1994 and at December 31, 1995, are derived from the consolidated financial statements audited by Arthur Andersen LLP, independent auditors and which are contained elsewhere in this Prospectus. Selected consolidated financial data as of June 30, 1996, and for the six months ended June 30, 1995 and 1996, has been derived from the unaudited consolidated financial statements of the
  Company and, in the opinion of the Company's management, includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's results of operations for the periods then ended and the financial position of the Company as of such dates. The results for the six months ended June 30, 1996, may not be indicative of the results to be achieved for the entire fiscal year. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and related notes incorporated by reference or included elsewhere in this Prospectus.

                                                         TEN MONTHS
                                                            ENDED  SIX MONTHS
                                                           DECEM-     ENDED

                                   YEARS ENDED FEBRUARY 28,  BER 31,  JUNE 30,
                                  1992    1993   1994   1995   1995   1995 1996
                                      (In thousands, except per share data)


                                                                <C.     <C.
 Statement of Operations Data:
  Net sales                    $13,148  $13,865 $17,846 $23,071 $23,586 $ 8,456
 $13,509
  Cost of sales                 10,817   11,338  14,578  18,734  18,392   6,858
 11,062
  Gross profit                   2,331  2,527  3,268    4,337    5,194    1,598
 2,447
  Selling, general, and administrative
    expenses                     1,107    1,337   1,750   1,893   1,483     794
 813
  Income from operations         1,224  1,190  1,518  2,444  3,711  804  1,634

  Other income (expense), net    147    224   228    192     98    143   (20)
Income  before  income taxes 1,371 1,414 1,746 2,636 3,809 947   1,614
  Pro forma provision for income taxes (1)  515  532  683  1,037  1,485 370 629
  Pro forma net income (1)     $   856  $   882 $1,063 $1,599 $2,324 $577 $985
  Pro forma net income per share (1)(2)          $     .40  $    .10  $    .17

  Weighted average shares
    outstanding (2)                                           5,820,000

 SELECTED OPERATING DATA:
  Super Washreg-trade-mark facilities constructed 27 27 31 46  48  14     23
    Self-serve bays                 78     81     93   151    151    43     80
    Supermaticreg-trade-mark bays  32    38     43    70     76    21     27

  Super Washreg-trade-mark facilities sold 27 25  32  38     41    15     20
    Self-serve bays                 78     73     95   127    132    39     56
    Supermaticreg-trade-mark bays  32    37     44    59     67    21     20

  Ratios:
    Current ratio                  8.79   8.50  10.64  5.90   4.38  3.45   2.05
    Debt to equity                  .40    .31    .13   .22    .26   .40    .79

 ______________________
  (1) The Company elected S Corporation (as defined in "S Corporation Distribution") status for federal and state income tax purposes effective March 1, 1995. The Company's election to be taxed as an S Corporation will terminate upon consummation of the Offering, and the Company will be subject to federal and state income taxes from that date forward. The pro forma provision for income taxes, pro forma net income, and pro forma net income per share reflect the pro forma effect of income taxes as if the Company had been taxed as a C corporation for all periods presented.
  (2) Pro forma net income per share information assumes that 270,000 of the shares of Class A Common Stock being offered by the Company hereby were outstanding during the periods indicated. The 270,000 shares represent the approximate number of shares (of the maximum of 450,000 shares being offered), which are being sold by the Company (at the initial public Offering price set forth on the cover page of this Prospectus) to fund the payment of a dividend equal to the amount of the Company's taxable earnings and profits from March 1, 1995 through June 30, 1996, not yet distributed to existing stockholders of approximately $2.7 million ("June 30 E&P Dividend").

                                   FEBRUARY 28,   DECEMBER 31,    JUNE 30, 1996
                                                                      As Ad-
                           1992    1993    1994    1995   1995 ACTUAL JUSTED(3)

                                             (IN THOUSANDS)

 BALANCE SHEET DATA:
  Working capital        $ 3,542  $ 4,244 $ 5,734 $ 7,375 $ 9,754 $ 8,682 $
 10,225
  Total assets             6,308  7,030   7,274   9,805  14,866  19,214  19,214
  Long term debt           1,357  1,086     238     206     176    157       0
  Stockholders' equity     4,497  5,379   6,441   8,069  11,791  10,742  12,307

 ______________________
  (3) Adjusted to give effect to the conversion of the Company to a C corporation, the sale of the maximum number of shares of Class A Common Stock offered by the Company hereby (at the initial public Offering price set forth on the cover page of this Prospectus net of estimated Offering expenses) and the application of such proceeds therefrom as of June 30, 1996. See "Use of Proceeds" and Note 13 to the Company's financial statements. Gives effect to the payment of the June 30 E&P Dividend, but does not give effect to the anticipated distribution of an additional $4.0 million in estimated S Corporation earnings for the period from July 1, 1996 to the consummation of the Offering.

              MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Selected Financial Data and the Financial Statements and Notes thereto included in this Prospectus.

 OVERVIEW

     The Company is engaged in the sale and licensing of "turn key" Super Washreg-trade-mark facilities and provides ongoing support to its licensees through its parts, service, research and advertising departments. The Company is also available to its licensees for consultation regarding various business
 aspects  of  operating  their  Super  Washreg-trade-mark  facilities.   This
 includes licensee questions regarding recordkeeping, financial and statistical analysis, personnel issues, promotion ideas, property tax assessments, financing, insurance claims, etc.

     The Company also owns and operates Super Washreg-trade-mark facilities and provides management services for licensees who choose not to manage their facilities on a day-to-day basis. The Company believes it is the only Company in the car wash industry that provides licensees a "turn-key" package whereby the Company acquires the site, handles all zoning and permitting issues, performs as the general contractor, sells and installs the equipment, trains the licensees and their employees, conducts the grand opening, and provides consultation and management services thereafter.

     At June 30, 1996, there were 380 Super Washreg-trade-mark facilities operating in 19 states. These facilities are primarily located in the
  Midwest, with 78% located in Illinois, Wisconsin, Iowa, South Dakota, Nebraska, Indiana and Ohio. As of June 30, 1996, 56 facilities constructed by the Company were delicensed and not operating as Super Washreg-trade-mark facilities.

     The Company's sales and profits are derived from the construction and sale of "turn key" Super Washreg-trade-mark facilities, the sale of parts and supplies to operating Super Washreg-trade-mark facilities, the sales results during the period the Company operates a Super Washreg-trade-mark facility until the facility is sold, if applicable, and management fees from managing
 certain Super  Washreg-trade-mark  facilities.   The  majority  of sales and
  profits have been from the construction and sale of "turn key" Super Washreg-trade-mark facilities. The Company is beginning to generate sales from  retaining Super Washreg-trade-mark facilities and operating them long-
 term.   As  the  Company  retains and operates more Super Washreg-trade-mark facilities,  its  sales and profits  will  primarily  be  derived  from  both operating  Super Washreg-trade-mark  facilities  (to  the  extent  operated
  profitably)  and   the   construction   and   sale   of   "turn   key"  Super
 Washreg-trade-mark facilities to licensees.

 RESULTS OF OPERATION

     The following table sets forth, for the periods indicated, certain information derived from the Company's Statement of Operations expressed as a percentage of net sales.


                          Fiscal Year     Ten Months      Six Months

      ENDED ENDED  ENDED February 28, February 28,December 31, June 30,June 30,
      1994  1995   1995      1995      1996
 Sales
  Super Washreg-trade-mark facilities  81.3%  83.8%  84.1%  74.9%  79.2%
  Parts, supplies & service 15.2   14.0      12.0       19.7      14.8
  Operations & fees       3.5       2.2       3.9        5.4       6.0
   Total sales          100.0     100.0     100.0      100.0     100.0
 Cost of sales
  Super Washreg-trade-mark facilities 65.8 66.6 64.9  59.9      63.8
  Parts, supplies & service 12.4   12.0       9.4       16.2      12.9
  Operations & fees       3.5       2.6       3.7        5.0       5.2
   Total cost of sales    81.7     81.2      78.0       81.1      81.9
      Gross profit       18.3      18.8      22.0       18.9      18.1
 Selling, general &


  administrative expenses    9.8     8.2   6.3   9.4  6.0 Operating income 8.5
 10.6
 15.7
    9.5
          12.1
 Other income (expense) net    1.3     .8      .4        1.7       (.1)

 Income before pro forma
   income taxes           9.8      11.4      16.1       11.2      12.0
 Pro forma income taxes (1)    3.8    4.5     6.3        4.4       4.7
 Pro forma net income     6.0%      6.9%      9.8%       6.8%      7.3%


 ________________________

  (1) For the fiscal years ended February 28, 1995 and 1994, the Company operated as a C corporation. The income taxes above reflect the income tax provision for those years. Beginning March 1, 1995, the Company operated as an S Corporation and was not subject to federal income taxes and most state and local income taxes. For the ten months ended December 31, 1995, and the six-month periods shown, pro forma income taxes are based upon estimated income tax rates that would have applied if the Company had been operating as a C-corporation.

 SIX MONTHS ENDED JUNE 30, 1996 AND 1995

      NET SALES for the six-month period ended June 30, 1996, increased 59.8% to $13,509,000 from $8,456,000 for the comparable period ended June 30, 1995.
  This net sales increase was primarily due to increased sale of Super Washreg-trade-mark facilities. This increase was the direct result of the company's strategy of constructing washes in southern climates during winter
  months.   Sales  of  Super Washreg-trade-mark facilities increased 68.8% to
 $10,695,000; while sales of parts, and supplies and service increased 20.0% to $2,004,000. Other sales including management fees and gross revenues from
  Company-owned  Super  Washreg-trade-mark  facilities  increased   79.9%  to
   $810,000 as a result of an increase in the number of Super Washreg-trade-mark facilities operating while held in inventory for sale to approved licensees.

      GROSS PROFIT for the six-month period ended June 30, 1996, increased 53.2% to $2,447,000 from $1,597,000 for the comparable period ended June 30, 1995. As a percentage of net sales, gross profit margin for the six-month period ended June 30, 1996, was 18.1% compared to 18.9% for the comparable period ended June 30, 1995. The decrease is the result of additional construction overhead during the first quarter of 1996 to initiate the construction of Super Washreg-trade-mark facilities in southern climates.

      SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES for the six-month period ended June 30, 1996, increased 2.5% to $813,000 from $794,000 for the comparable period ended June 30, 1995. As a percentage of net sales, these expenses were 6.0% and 9.4% for the six-month periods ended June 30, 1996 and 1995, respectively. This percentage reduction is primarily the result of the increase in net sales and the Company's ability to control such expenses while net sales are increasing.

      OTHER INCOME (EXPENSE) NET for the six-month period ended June 30, 1996, was a net expense of $20,000, while for the comparable period ended June 30, 1995, was a net income of $143,000. The difference of $163,000 is primarily the result of increased borrowing and interest expense to initiate construction of Super Washreg-trade-mark facilities in southern climates as discussed earlier, the distribution of approximately $2.7 million of cash dividends to stockholders, which was borrowed under the credit facility, and increased borrowing under the credit facility to finance the Super Washreg-trade-mark facilities held for sale.

      PRO FORMA INCOME TAXES for the six-month periods ended June 30, 1996 and 1995, were calculated at a rate of 39%. The Company was taxed as a C corporation through February 28, 1995, and as an S Corporation thereafter. Upon consummation of the Offering, the Company will again be taxed as a C corporation.

 TEN MONTHS ENDED DECEMBER 31, 1995, AND FISCAL YEARS ENDED FEBRUARY 28, 1995 AND 1994

     NET SALES were $23,586,000 in the ten months ended December 31, 1995, compared to $23,071,000 and $17,846,000 in the fiscal years ended February 28, 1995 and 1994, respectively. Net sales increases during these periods were primarily  attributed  to  increased  sales  of  Super  Washreg-trade-mark
 facilities.   A  comparison  of sales of "turn key" Super Washreg-trade-mark facilities self-serve bays and Supermaticreg-trade-mark bays, for the periods presented is as follows:

                            Fiscal Year     Fiscal Year      Ten Months
                               Ended           Ended            Ended
                           February 28,    February 28,     December 31,
 SALES                                      1994       1995       1995


 "Turn key" Super Washreg-trade-mark facilities 32 38          41

    Self-serve bays              95             127             132



    Supermaticreg-trade-mark bays 44           59              67


     GROSS PROFIT was $5,194,000 for the ten months ended December 31, 1995, compared to $4,337,000 and $3,268,000 for the fiscal years ended February 28, 1995 and 1994 respectively. As a percentage of net sales, gross profit was
  22% for the ten months ended December 31, 1995; 18.8% for the year ended February 28, 1995; and 18.3% for the year ended February 28, 1994. The increase in gross profit margin from the fiscal years ended February 28, 1995 and 1994 to the ten months ended December 31, 1995, is largely explained by the increased number of Super Washreg-trade-mark facilities constructed on private sites. For the ten months ended December 31, 1995, 19 of the 41 "turn key" Super Washreg-trade-mark facilities sold were on sites owned prior to construction by the licensee. For the fiscal years ended February 28, 1995 and 1994, sales of "turn key" Super Washreg-trade-mark facilities on sites owned by the licensee were 11 of 38, and 14 of 32, respectively. As real estate prices have increased, the gross profit recognized by the Company on the site portion of a "turn key" Super Washreg-trade-mark facility has decreased. With a private site, "turn key" sales are only recognized for construction and equipment and the resulting gross profit as a percentage of net sales is higher.

     SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES were $1,483,000 in the ten months ended December 31, 1995, compared to $1,893,000 and $1,750,000 in the fiscal years ended February 28, 1995 and 1994, respectively. As a percentage of net sales, selling, general, and administrative expenses decreased from 9.8% to 8.2% in comparing the fiscal year ended February 28, 1994, to the fiscal year ended February 28, 1995, and finally to 6.3% for the ten months ended December 31, 1995. For the fiscal years ended February 28, 1995 and
  1994, the compensation to the two officer-stockholders as a percentage of sales was 4.6% and 4.8% respectively. For the ten months ended December 31, 1995, it was 2.0%, which is the principal reason for the decrease.

     OTHER INCOME (EXPENSE) NET was $98,000 for the ten months ended December 31, 1995, compared to $192,000 and $228,000 for the fiscal years ended February 28, 1995 and 1994, respectively. The decrease during these periods is the result of increased borrowing and interest expense as the Company increased Super Washreg-trade-mark facilities under construction and its inventory of Super Washreg-trade-mark facilities operating and held for sale.

     PRO FORMA INCOME TAXES as indicated in the footnote are the actual income tax provisions for the fiscal years ended February 28, 1995 and 1994. For the ten months ended December 31, 1995, the income taxes are based upon estimated income tax rates that would have applied if the Company had been operating as a C corporation.

 LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its operations to date primarily from operating cash flow, although such funds have also been supplemented by borrowings under lines of credit and term notes as needed. As of June 30, 1996, the Company had working capital of $8,682,000 including cash and cash equivalents of $915,000 and marketable securities of $1,898,000. Working capital was
 $9,754,000 at  December  31,  1995;  $7,375,000  at  February  28,  1995;  and
  $5,734,000  at  February  28,  1994.   The  Company's  principal uses of cash
   historically have been to pay operating expenses and make capital expenditures. For the periods after March 1, 1995, when the Company elected to be taxed as an S Corporation, cash has been used for distributions to its S Corporation stockholders as well.

     As of June 30, 1996, the Company has available lines of credit of approximately $6,500,000 for working capital and $12,000,000 for the financing of Super Washreg-trade-mark facility construction. As of June 30, 1996, the Company had borrowings of $5,450,000 outstanding on the working capital lines of credit. These lines of credit had expiration dates ranging from September 1, 1996 through February 28, 1998. Interest rates on borrowings outstanding as of June 30, 1996 ranged from 8.25% to 9.25%. Borrowings are secured by substantially all of the Company's assets. The agreements require the Company to meet certain restrictive covenants including, among other things, certain financial statement ratios. As of June 30, 1996, the Company was in compliance with all applicable covenants.

     Beginning with the year ended February 28, 1995, the Company decided to increase the number of Super Washreg-trade-mark facilities held for sale.
  The increase in the cost of Super Washreg-trade-mark facilities operating pending sale for the fiscal year ended February 28, 1995, was $1,784,000. For the ten months ended December 31, 1995, the increase was $2,205,000. At December 31, 1995, the cost of Super Washreg-trade-mark facilities operating pending sale was $4,014,000, while at June 30, 1996, it was $4,253,000. The Company expects that Super Washreg-trade-mark facilities operating pending sale will be maintained at the June 30, 1996 level.

     The Company's capital expenditures for property and equipment were $1,344,000 for the ten months ended December 31, 1995, including $912,000 for
  the   long-term   ownership   and  operation  of  Super  Washreg-trade-mark
 facilities.  The capital expenditures  for  property  and  equipment  for  the fiscal years ended February 28, 1995 and 1994, were $401,000 and $96,000, respectively.

     The Company intends to pay within one year from the Termination Date the portion of the S Corporation Distribution not funded by the proceeds of the
  Offering from alternative sources, including borrowings under the Company's lines of credit.

     The Company believes that its internally generated funds from operations and existing working capital lines of credit will together be sufficient to meet the Company's working capital and normal capital expenditure requirements for the foreseeable future. Expected significant expenditures for the long-term ownership and operation of Super Washreg-trade-mark facilities will be funded by the lines of credit available for the financing of Super Washreg-trade-mark facilities.

 EFFECTS OF INFLATION

     Although increases in costs for sites, building materials, sub-contractors, and labor could adversely affect the Company's operations, the Company generally has been able to maintain cost increases at or below the level of inflation. Selling price increases have kept pace with cost increases and gross profit percentages have remained relatively stable.

 SEASONALITY AND QUARTERLY FINANCIAL INFORMATION

     Historically, the Company had its highest net sales and profits in the third calendar quarter and the fourth calendar quarter. This fluctuation has been due to the Company constructing its Super Washreg-trade-mark facilities predominantly in the climate of the Midwest. Normally the construction season began by the end of the first calendar quarter with facilities available for sale in the second calendar quarter. The construction season ended by the end of the fourth calendar quarter.

     As the Company constructs a greater percentage of Super Washreg-trade-mark facilities in Southern climates, in addition to the Midwest (six facilities were completed during the first six months in 1996 in
  Texas and Arizona), the Company believes net sales and profits from the sale of Super Washreg-trade-mark facilities should be less seasonal.

     Starting in 1996, the business plan of the Company is to retain, own and operate a number of the Super Washreg-trade-mark facilities constructed by it each year with the goal of owning and operating in excess of 100 Super
  Washreg-trade-mark facilities by the end of the year 2001. The Company currently operates 4 facilities for long-term ownership. To minimize the effect on the Company's overall profitability from operating facilities due to adverse weather conditions in any one region of the United States, the Company intends to build Super Washreg-trade-mark facilities in geographical regions offering a variety of weather patterns.

     The following is an unaudited summary of the Company's quarterly results of operations for the calendar years 1994 and 1995, and the first six months of 1996.

                                    QUARTERLY DATA
                            (CALENDAR YEAR IN THOUSANDS)

             FIRST        SECOND         THIRD        FOURTH       CALENDAR
            QUARTER       QUARTER       QUARTER       QUARTER        YEAR


 Net Sales
  94    $ 2,033  100.0% $ 5,546 100.0% $ 7,361 100.0% $ 7,666 100.0% $22,606
 100.0%
  95      4,573  100.0  3,883  100.0  11,465  100.0  5,851  100.0 25,772  100.0
  96      4,644  100.0  8,865  100.0

 Gross Profit
  94    $   219  10.8%  $ 1,079  19.5% $ 1,725 23.4% $ 1,375 17.9% $ 4,398
 19.4%
  95        780  17.1     818  21.1   2,755  24.0   1,048  17.9  5,401   21.0
  96        539  11.6   1,909  21.5

 Pro-Forma
 Net Income
 (Loss)
  94    $   (27 )   (1.3)% $   407 7.3% $   717 9.7% $   426  5.6% $ 1,523
 6.7%
  95        295   6.4     283   7.3   1,443  12.6     336   5.7  2,357    9.1
  96        115   2.5     869   9.8


 ENVIRONMENTAL REGULATION

     The Company is subject to various federal, state, and local environmental laws and regulations. The Company believes that its operations currently comply in  all  material  respects  with  applicable  environmental  laws  and regulations. The Company believes that the trend in environmental regulation is toward stricter standards, and that these stricter standards may result in higher costs for the Company and its competitors. Those costs and required capital expenditures are not expected to be material to the Company.

                             BUSINESS

 GENERAL

     The Company is engaged in the sale and licensing of "turn key" Super Washreg-trade-mark facilities and provides ongoing support to its licensees through its parts, service, research and advertising departments. The Company is also available to its licensees for consultation regarding various business
  aspects  of  operating  their  Super  Washreg-trade-mark facilities.   This
 includes licensee questions regarding recordkeeping, financial and statistical analysis, personnel issues, promotion ideas, property tax assessments, financing, insurance claims, etc.

     The Company also owns and operates Super Washreg-trade-mark facilities and provides management services for licensees who choose not to manage their facilities on a day-to-day basis. The Company believes it is the only Company in the car wash industry that provides licensees a "turn-key" package whereby the Company acquires the site, handles all zoning and permitting issues, performs as the general contractor, sells and installs the equipment, trains the licensees and their employees, conducts the grand opening, and provides consultation and management services thereafter.

     As of June 30, 1996, there were 380 Super Washreg-trade-mark facilities operating in 19 states. These facilities are primarily located in the
  Midwest, with 78% located in Illinois, Wisconsin, Iowa, South Dakota, Nebraska, Indiana and Ohio. Of the 380 Super Washreg-trade-mark facilities operating as of June 30, 1996, employees of the Company owned or had an interest in 68 facilities, including 28 facilities in which non-officer employees had  an  interest,  31 facilities in which executive officers had an interest and 9 facilities in which non-officer employees and executive officers had an interest.

     Historically, the Company strategy has been to sell all of the Super Washreg-trade-mark facilities it constructs to approved licensees. For the last five reporting periods, fiscal years ending February 28, 1992 through February 28, 1995, and the ten months ended December 31, 1995, gross sales from the sale of Super Washreg-trade-mark facilities ranged from 81% to 84% of total gross sales.

     The percentage of new Super Washreg-trade-mark facilities sold during these reporting periods to licensees who already owned one or more Super
 Washreg-trade-mark facilities ranged from 33% to 48% of the total facilities sold. The remainder of the Super Washreg-trade-mark facilities sold during these periods were sold to new Super Washreg-trade-mark licensees.

     During the last five reporting periods, the number of Super Washreg-trade-mark facilities developed by the Company on sites owned by Super Washreg-trade-mark licensees ranged from 25% to 43% of the total Super Washreg-trade-mark facilities developed by the Company during those periods.
  As the Company implements its business plan of retaining, owning, and operating a number of the Super Washreg-trade-mark facilities it constructs each year, the majority of the real estate the Company acquires for facilities will be for this purpose. In general the construction and sale of Super Washreg-trade-mark facilities for licensees will be on real estate owned or leased by the licensee.

     The Company has purchased a number of existing Super Washreg-trade-mark facilities as well as other existing car wash facilities which it retrofitted into Super Washreg-trade-mark facilities which it sold or is operating pending sale. During the last five reporting periods, 6 such facilities were acquired. In addition, the Company has expanded a number of Super Washreg-trade-mark facilities to add additional bays. During the last five reporting periods, the Company added in total 6 self-service bays and 17 Supermaticreg-trade-mark bays to these facilities.

 INDUSTRY

     There are numerous companies in the United States that assemble and distribute car wash equipment and supplies. According to the International Car Wash Association ("ICA"), there are approximately 22,000 car washes in the
  United States. Car washes are generally classified as either automatic car washes or self-service car washes. Automatic car washes include full service conveyor washes (in which the vehicle is moved by a conveyor or other means through various wash processes and may include extensive hand work to wipe down the vehicle's exterior and clean the vehicle's interior), exterior only conveyor washes and exterior only non-conveyor washes (in which the vehicle remains stationary in the washing area, or bay, while the various wash processes are applied). Generally, only full service conveyor car washes include interior cleaning. Most automatic car washes utilize a combination of a friction cleaning process (in which brushes, pads or other abrasive processes touch the vehicle) and a high-pressure spray cleaning process.
  Self-service car washes use a foaming brush and/or a high-pressure spray cleaning process which is applied by the customer by means of a hand-held spray wand. In addition to the basic wash, most car washes offer customers optional car care products and services.

 SUPER WASHreg-trade-mark FACILITIES

     A Super Washreg-trade-mark facility generally contains several self-service car wash bays and one or two Supermaticreg-trade-mark friction-free,
 non-conveyor bays.   The  "typical"  Super  Washreg-trade-mark  facility has
  three self-service bays, one Supermaticreg-trade-mark bay and an  equipment
 room.   A  Super  Washreg-trade-mark facility is generally located on a site containing approximately 10,000 square feet of hard surface that will accommodate four or more waiting vehicles per bay. Located in front of each of the self-service bays is a coin-operated vacuum cleaner. The average price paid by a self-service wash customer at a Super Washreg-trade-mark facility is approximately $1.25 for four minutes. The average self-service wash customer utilizes two four minute cycles to complete the washing process. The average price paid by a Supermaticreg-trade-mark wash customer, including polish, is approximately $4.00. Self-service bays may also be used to clean motorcycles, boats, trailers, lawn tractors, off-road recreational vehicles and various types of yard and garden equipment.

     Super Washreg-trade-mark facilities utilize a high-pressure, friction-free cleaning process. This process minimizes the possibility of damaging the car's surface because it does not involve brushes, pads or other abrasive devices.

     The self-service washing process is activated in-bay by the customer depositing quarters into a coin receptacle mechanism. Customers are offered a five step process that includes a presoak step, a high-pressure soap step, a high-pressure rinse step, a high-pressure polish step and a final spot free rinse step. If selected, the polish step is available for use after the high-
  pressure rinse step and before the spot free rinse step. Super Washreg-trade-mark facilities use a water-based polish instead of an oil-
  based product which typically leaves a film build-up upon the car's surface and smears its windows. The Company believes its polish is the only water-based polish used in the car wash industry.

     The presoak cycle utilizes "SW 3000 Super Soap," a product blended exclusively for the Company. It is applied under low pressure and is formulated to emulsify common dirt, bugs, road film and pollutants. The high-pressure soap step removes the dirt and grime loosened by the SW 3000 Super Soap and is followed by the high-pressure rinse step which rinses away dirt and soap residue. The final step is the spot free rinse step in which the vehicle is rinsed with water purified by a reverse osmosis system. This system substantially removes all of the minerals, particles and chemicals that cause spotting and streaking on glass, chrome and paint. After the spot free rinse is applied, the customer drives away and lets the air dry the vehicle, thereby avoiding the need for blower-dryers or drying curtains, towels or chamois which may damage the vehicle's finish.

     The Supermaticreg-trade-mark bay offers a friction-free washing process which takes place while the customer remains in the vehicle. Outside the
 Supermaticreg-trade-mark bay is an automatic car wash actuator ("ACW").   To
  activate the Supermaticreg-trade-mark bay, the customer, prior to driving into the bay, chooses one of four options offered at the ACW and pays for the wash with either cash or pre-purchased specially encoded coupons ("token notes") which are inserted into the ACW. All options include (i) an undercarriage flush which is particularly beneficial during the winter months when salt, snow and other harmful residue can build up underneath the vehicle,
 (ii) a pre-soak step in which "SW 3000 Super Soap" is applied to the vehicle's surface under low pressure, (iii) an initial high-pressure rinse step which is followed by, (iv) a second high-pressure rinse step and (v) a final spot-free rinse step. If the customer chooses option two, polish is applied with the second high-pressure rinse step. If option three is selected, a third high-
  pressure rinse step is added, but polish is not included. Option four includes two SW 3000 Super Soap steps, three high-pressure steps and a spot-free rinse step and polish is added to the second high-pressure rinse step. After inserting either cash, token notes or a combination of cash and token notes into the ACW, a lighted signal, which is located at the front of the bay in view of the customer, flashes green and the customer drives forward and automatically trips a switch at the entrance of the bay which activates the undercarriage flush. As the customer continues to drive forward, the undercarriage of the vehicle is washed by a high-pressure flush. When the vehicle drives over a stop plate, the red light of the signal is activated and stays on until the washing process is completed. The signal also has a light to indicate when the polish (if selected) and spot-free rinse steps are being applied. Each car wash step is automatically applied by means of a spray arch which travels around the vehicle on a fixed overhead track. Following the spot-free rinse step, the exit door automatically opens and the lighted signal flashes green to inform the driver to drive forward and exit the bay. A Supermaticreg-trade-mark wash takes from two minutes and fifty-three seconds to three minutes and forty-five seconds to complete, depending on the option selected. Typically, the cash price charged for a Supermaticreg-trade-mark wash ranges from $3.50 to $6.00, depending on the option selected. Token notes are generally sold at a discount which the Company believes encourages customers to wash more frequently.

     Most Super Washreg-trade-mark facilities are open twenty-four hours a day and are lighted for safety, security and night use. Each facility generally employs 1.5 full-time equivalent employees  for  the  day-time shift
  (compared with exterior only and full-service conveyor car washes which, according to a 1995 survey published in Professional Car Washing & Detailing Magazine, employ an average of 8.5 and 19.5 full-time equivalent employees, respectively). The attendant at a Super Washreg-trade-mark facility meets and greets customers, sells discount Supermaticreg-trade-mark car wash tokens and maintains the equipment and the Super Washreg-trade-mark facility premises. The Company has a mission statement for attendants "to meet and greet the customer with a glad heart and make a positive difference in their day." The Company believes the execution of this mission statement has a positive effect on Super Washreg-trade-mark customers and a positive influence on repeat business.

     The following table sets forth the location by state of licensed and Company-owned operating Super Washreg-trade-mark facilities as of June 30, 1996.

               STATE    NUMBER OF CAR WASHES

               Arizona            1
               Colorado           2
               Idaho             10
               Illinois         144
               Indiana           21
               Iowa              38
               Missouri           8
               Minnesota          4
               Montana            2
               Nebraska          13
               Ohio              24
               Oregon             1
               Pennsylvania       2
               South Dakota      12
               Tennessee          2
               Texas              5
               Utah              42
               Washington         4
               Wisconsin         45
                  Total         380

 LICENSING PROGRAM

     Typically, prospective licensees have a strong desire to own their own business and have discovered the Company either as a customer of an existing Super Washreg-trade-mark facility or through discussions with another Super
  Washreg-trade-mark  licensee.   The  Company has never advertised  for  new
 licensees or for the sale of its Super Washreg-trade-mark facilities.

     Each prospective licensee is required to visit the Company headquarters in Morrison, Illinois. A significant portion of that visit involves a meeting with senior management personnel. The purpose of the meeting is to (i) discuss the prospective licensee's future goals and determine where ownership of a Super Washreg-trade-mark facility fits, (ii) gain insight into the
  Company's philosophy of doing business, and (iii) gain a deeper understanding of the relationship between the Company and its licensees.

     If, after this initial meeting, the prospective licensee decides to continue to pursue the ownership of a Super Washreg-trade-mark facility, the
  Company evaluates the information it has been furnished by the prospective licensee and what it learned from the meeting with the prospective licensee and either approves or disapproves the prospective licensee as a potential Super Washreg-trade-mark facility owner.

     If approved, the prospective licensee is then required to demonstrate to the Company that he or she has the financial ability to acquire a Super
  Washreg-trade-mark  facility.   Once  the Company  is  satisfied  that  the
  prospective licensee has the financial ability to acquire a Super Washreg-trade-mark facility, his or her name is added to the list of individuals / ownership groups who want to acquire a Super Washreg-trade-mark facility. Each prospective licensee that is added to the list must provide the Company with the geographic location and the size of the
   Super   Washreg-trade-mark  facility  (number  of  bays:   self-serve  and
 Supermaticreg-trade-mark bays) he or she is willing to consider acquiring. As the Company develops Super Washreg-trade-mark facilities which meet their criteria, prospective licensees are provided information about their locations and given an opportunity to purchase the facility.

     Currently, licensees who purchase Super Washreg-trade-mark facilities from the Company enter into an Operations Agreement with the Company pursuant to which the Company grants the licensee the right to use the Super Washreg-trade-mark name, symbol, logo and colors and the licensee agrees (i)
  to use only supplies and products which are sold by or have been approved by the Company, (ii) to operate and maintain his or her facility in conformity with the Super Washreg-trade-mark standards, (iii) not to add to or delete from the original Super Washreg-trade-mark equipment installed in the Super Washreg-trade-mark facility without the approval of the Company and (iv) not to compete with the Company. Pursuant to the Operations Agreement the Company
  has the right to inspect any Super Washreg-trade-mark facility without notice and cause the licensee to refrain from using the Super
  Washreg-trade-mark name, symbol, logo or colors if the licensee has not operated or maintained his or her facility in conformity with the Super
 Washreg-trade-mark  standards,  a  process  that  the  Company  refers to as
  "delicensing" a licensee. As of June 30, 1996, 56 facilities constructed by the Company were delicensed and not operating as Super Washreg-trade-mark facilities for failure to comply with the Operations Agreement.

     Licensees who purchase Super Washreg-trade-mark facilities are also eligible to participate in the Super Washreg-trade-mark Insurance Package.
 The Company  initiated  this  package  in September 1990 to provide licensees, from  state  to state, with quality coverage  at  an  affordable  price.  The package,  which  includes  property,  liability,  workmen  compensation,  and extended coverage, is designed, and only available for Super Washreg-trade-mark licensees. The package is provided and administered through  an  independent  insurance  agency  and  underwritten  by a national insurance company. The Company receives no remuneration for licensee participation.

     The Company is considering whether to strengthen its Operations Agreement to have more substantial control over certain aspects of its licensees'
  operations or to convert the relationship between future licensees and the Company from a license without fees or substantial control to a franchise relationship with fees and more comprehensive controls. The Company's existing license agreements do not contain a specific term. If the Company decides to cause its current licensees to enter into a new license agreement or become franchisees, there is no assurance the Company will be able to accomplish such result. If the Company decides to enter into a new license agreement or become a franchisor, it will be required to register as a franchisor in those states that require registration and in which the Company intends to offer Super Washreg-trade-mark franchises. There is no assurance that the Company can meet all such states' requirements. Furthermore, certain state regulatory agencies may raise the issue of why the Company was not previously registered as a franchisor. The Company believes that its current license arrangement does not constitute a franchise, although there is no assurance that the resolution of such issue, if raised, will be favorable to the Company.

 REAL ESTATE ACQUISITION AND DEVELOPMENT

     The Company has a  real  estate  acquisition  and  development  department comprised of two site selectors, a zoning and permits supervisor and assistant, a department head and an assistant to the department head. Robert
  D. Black also participates in the approval process for every site. Mr. Black, over his twenty year career in the car wash industry, has reviewed and been instrumental in submitting real estate purchase offers on over 3000 potential car wash sites. Mr. Black has ultimate approval authority with respect to each site together with the orientation of the Super Washreg-trade-mark facility on such site. In order for a site to be considered for a Super Washreg-trade-mark facility, the site must meet the requirements of the
 Company,  including  those  relating  to  location,  lot  size, traffic count, traffic speed, population, available utilities, competition, the local economic climate, zoning and other pertinent demographic data. The Company also works to obtain appropriate permits required by the various state and municipal authorities who have jurisdiction over the site.

     In addition to locating and acquiring sites for development as a Super Washreg-trade-mark facility, the Company's real estate acquisition and development department also provides extensive assistance to prospective licensees and existing licensees who wish to acquire their own site to develop a Super Washreg-trade-mark facility. All such sites must meet the Company's site criteria and standards and must be approved by the Company's real estate department's acquisition committee.

     The Company often purchases sites before it has a licensee to whom to sell the site. A number of Super Washreg-trade-mark facilities have been built
   on  real  estate  owned  by  licensees.    A   limited   number   of   Super
 Washreg-trade-mark facilities have been built on real estate leased by either the Company or the licensee.

 CONSTRUCTION

     The Company construction personnel supervise and perform certain phases of the construction of each Super Washreg-trade-mark facility. The Company has
   34 full time employees in its construction department, including 13 construction supervisors. This department is responsible for building each Super Washreg-trade-mark facility to the standards and specifications of the Company. The Super Washreg-trade-mark facility, except for plumbing and electrical work, is constructed by the Company personnel and by certain subcontractors. Many of these subcontractors work for the Company in different geographic areas. The Super Washreg-trade-mark equipment is installed and tested by Company equipment technicians. Generally, excavation, plumbing, electrical and paving work is performed by subcontractors whose business is located in the community where the Super Washreg-trade-mark site is located. The Company believes a standard set of proprietary plans enables the Company to realize savings in the cost of construction of each Super Washreg-trade-mark facility.

 PARTS AND SERVICE

     The Company furnishes support to each Super Washreg-trade-mark licensee after the Super Washreg-trade-mark facility opens. Licensees can call the Company parts and service department about any maintenance or repair problem and receive free consultation no matter how long it takes to work through the problem; a charge is only made in the event an on-site service call is required. The Company staffs its service phones Monday through Friday from
  8:00 AM to 5:00 PM and on Saturday from 9:00 AM to 2:00 PM. Service technicians then monitor the Company's telephone answering service at specified times for the remainder of Saturday afternoon,  on  Sundays,  and on holidays, and respond to any licensee service requests received during these time periods. The Company generally maintains a complete inventory of parts
  and  supplies  required  to  keep   a   Super  Washreg-trade-mark  facility
 operational.

 ADVERTISING

     The Company employs a full time advertising coordinator to supervise the advertising program at Super Washreg-trade-mark facilities managed by the
 Company, to administer Company advertising campaigns where all licensees are eligible to participate, and to consult with licensees regarding advertising plans at their Super Washesreg-trade-mark. The Company maintains an extensive library of Super Washreg-trade-mark advertising materials for various media. Sample advertising materials and advertising assistance is provided at no cost to licensees.

 MANAGEMENT

     The Company's Super Washreg-trade-mark facility management department was established in 1986 to manage Super Washreg-trade-mark facilities for licensees who do not want to be operators. The Company generally charges licensees a percentage of gross revenue (ranging from 8 to 9%) for this service (See "Certain Relationships and Related Party Transactions.") As of
  June  30,  1996, the Company managed 55 Super Washreg-trade-mark facilities pursuant to management agreements with licensees and 19 Super Washreg-trade-mark facilities owned by the Company, 4 of which are held for long-term ownership, and 15 of which are held in inventory for sale to approved licensees. The Company is responsible for the day-to-day operation of the Super Washreg-trade-mark facility, including but not limited to the handling of all personnel matters, overseeing all ordering of parts and service, implementing all advertising and promotions, accounting for all receipts, performing all bill paying and bookkeeping functions, preparing all payroll and sales tax returns, and preparing periodic financial statements. The Company management department has nine field staff personnel whose primary duty is to insure that the managers and attendants at each Super Washreg-trade-mark facility managed by the Company conform to Company standards  and  procedures  and  that  the  building  and  equipment are being maintained according to Company standards. This is accomplished through frequent telephone contact, written communication and monthly or more frequent visits to the facility. Throughout the month, field personnel also work closely with the attendants at each facility handling any special situations which may arise as well as assisting them in the implementation of new programs and the evaluation of the performance of such programs.

     In addition, for a fee Company personnel are available to staff a licensee's facility for a limited period of time to provide temporary management assistance.  The Company  is  also  available,  for  a fee, to hire personnel at a licensee's facility, to provide additional training to attendants and to inspect the facility for whatever repairs and improvements need to be made.

 RESEARCH AND DEVELOPMENT

     The Company employs one employee to investigate and test new car wash equipment and supplies. The Company has introduced many innovations in the car wash industry, including the first self-service car wash to use low pressure "SW 3000 Super Soap" presoak and one of the first self-service car washes to use the reverse osmosis "spot free" rinse. The Company has also developed a system whereby it can, through the use of a modem and a computer located at its Morrison, Illinois Service Center, dial into the computer controlling the operations of the Supermaticreg-trade-mark bay at any Super Washreg-trade-mark facility and determine the reason for operating problems and then implement or suggest corrective action. In the event that a computer program operating the computer at a Super Washreg-trade-mark facility fails for any reason, the parts and service department is able to download a new program via the modem and thereby limit the down time of the
 Supermaticreg-trade-mark bay to approximately ten minutes.  As part  of  the same computer system and through the use of proprietary software it developed and owns, the Company is able to independently access the volume and cash receipts information at any Super Washreg-trade-mark facility it owns and/or manages. The Company believes this system provides internal control with respect to car wash volume and cash receipts. The Company makes this system available to its licensees.

 QUALITY ASSURANCE PROGRAM

     The Company's Quality Assurance Program provides its licensees with feedback regarding the general conditions and operations of a licensee's Super
    Washreg-trade-mark    facility.    Generally,   each   licensee's   Super
 Washreg-trade-mark facility  is  inspected  by  a  Company Quality Assurance
  Inspector once a year. The Company uses these inspections to monitor licensees compliance with the operating terms and conditions of the Operations Agreement. Facilities which are in violation of the Operations Agreement will receive a letter from the Company that describes the violations. The licensee then has 60 days to correct the violations. If any violations remain uncorrected at the termination of the 60 day period, the Company will commence actions to delicense the facility. As of June 30, 1996, the Company had delicensed approximately 56 facilities for failure to comply with the Operations Agreement.

 COMPETITION

     Super Washreg-trade-mark facilities are in competition with other self-service exterior and automatic car washes as well as automatic full service washes which, unlike Super Washreg-trade-mark facilities also clean the interior of the car, although usually at a higher price per wash. Although the Company believes that its network of licensed Super Washreg-trade-mark facilities is the largest car wash network in the United States, there may be other larger networks, or persons and entities having similar or greater experience and financial resources than the Super Washreg-trade-mark network. In addition, the car washes owned by the Company may face competition from existing and future car washes, including self-service and full service washes, some of which may have similar equipment. Customers also may elect to wash their cars without using a car wash facility.

 EMPLOYEES

     As of June 30, 1996, the Company employed 184 persons, none of whom is covered by a collective bargaining agreement. The Company provides medical insurance and other benefits for eligible employees. The Company generally considers its relationships with its employees to be good.

 INTELLECTUAL PROPERTY RIGHTS

     The  Company  has  obtained  the  registration  of  the  trademarks  Super
  Washreg-trade-mark  and  Supermaticreg-trade-mark.   Such  trademarks are
  registered on the Principal Register of the U.S. and Trademark Office. Such trademarks are believed by the Company to be well-recognized by consumers and therefore important in the business of the Company. The Company grants to each licensee the right to use such trademarks in connection with such licensee's facility.

 PROPERTIES

     The Company leases its executive offices and operating headquarters from Robert D. and Mary K. Black. The executive offices and headquarters are located in Morrison, Illinois and consist of a parts and service building, an administrative office building, a warehouse building, a secured open storage area and vacant ground for expansion of the Company's facilities. The parts and service building was constructed in 1988 and both the administrative office and the warehouse buildings were constructed in 1995 and occupied in early January, 1996. The Company has entered into an agreement with the Blacks to lease a training facility to be constructed by them on the vacant ground to be used for expansion of the Company's facilities. This facility is expected to be completed in early 1997.

     The parts and service building contains approximately 8,430 square feet and the administrative office and warehouse buildings contain approximately
  8,320 square feet and 1,800 square feet, respectively. Each property is leased by the Company under the terms of a triple net lease agreement. Beginning in 1996, annual lease payments to be paid to Robert D. and Mary K. Black will amount to approximately $156,600. See "Certain Relationships and Related Party Transactions."

 ENVIRONMENTAL PROCEEDINGS

     The Company is subject to various federal, state and local environmental laws and regulations. The Company believes that its operations currently comply in all material respects with applicable environmental laws and regulations. The Company obtains a Phase I environmental study on sites it acquires which it believes have a potential environmental risk.

 LEGAL PROCEEDINGS

     In the opinion of the Company's management, there are no legal proceedings pending to which the Company is a party or to which any of its properties is subject, other than ordinary routine litigation incidental to the business, which is not expected to have a material adverse effect on the results of operations, financial condition or cash flows of the Company.

                            MANAGEMENT

 EXECUTIVE OFFICERS AND DIRECTORS

     As of June 30, 1996, the directors and executive officers of the Company, their ages and their present positions with the Company are as follows:

 NAME               AGE    POSITION AND OFFICES HELD
 Mary K. Black     45         Chairman of the Board
                              of Directors and Secretary
 Robert D. Black   47         Director, President,
                              Treasurer and Chief Executive
                              Officer
 Joseph B. Hermes  55         Senior Vice President
 Donald B. Vogel   42         Vice President and
                              Chief Financial Officer
 Michael C. Fliss  39         Vice President and Chief
                              Operating Officer
 Barry J. Black    45         Vice President

     All directors hold office until the next annual meeting of stockholders of the Company, and until their successors have been elected and qualified. The Company's officers are elected annually by and serve at the discretion of the Board of Directors. Robert Black and Mary Black are husband and wife. Barry Black is Robert Black's brother.

     Within 90 days of the consummation of the Offering, the Company anticipates naming Mr. Hermes, Mr. Vogel, Mr. Fliss, Mr. Barry Black and the following three additional persons, who are not affiliated with the Company, as directors: ________.

     MARY K. BLACK. Mary K. Black has served as Chairman of the Board of Directors since September 10, 1996, and an executive officer and Director of the Company since its inception in March 1982. Mrs. Black has been responsible for the development of many departments at the Company, including the accounting, advertising and customer relations departments. Additionally, Mrs. Black has been directly responsible for developing the Parts and Service Department, which has grown from $1,519,000 in gross sales in 1989 to $3,241,000 in 1995. Mrs. Black is a co-founder of the Company, along with her husband, Robert.

     ROBERT D. BLACK. Robert D. Black has served as the Chief Executive Officer, President, Treasurer and a Director of the Company since its inception in March 1982. His primary responsibility is acting as the Company's primary "vision keeper," whereby he cultivates the Company's growth while upholding and monitoring its goals and philosophy. Mr. Black has been and remains the Company's only sales representative and is a member of the real estate site selection committee. Mr. Black is a co-founder of the Company, along with his wife, Mary.

     JOSEPH B. HERMES. Joseph B. Hermes has served as Senior Vice President of the Company since December 1995 and will direct the new Company strategy.
 Mr. Hermes joined the Company in February 1989 as a Vice President and Chief Financial and Operating Officer. Prior to joining the Company, Mr. Hermes served as President and Chief Executive Officer of Whiteside County Bank, Morrison, Illinois. Mr. Hermes became associated with Bob and Mary Black, the co-founders of the Company, in 1976, when they obtained their first car wash loan from the bank. As the bank officer in charge of the Super Wash relationship, Mr. Hermes was a close advisor to the Company during its development. Prior to joining the bank in September 1974, Mr. Hermes was a partner in the accounting firm of Clifton, Gunderson & Co. Mr. Hermes graduated from Loras College, Dubuque, Iowa in June 1962. Following graduation, he was employed by Arthur Andersen LLP. Mr. Hermes received his
 Certified Public Accountant Certificate in September 1971.

     DONALD B. VOGEL. Donald B. Vogel has served as a Vice President and Chief Financial Officer of the Company since July 1994. From 1987 to June 1994, Mr. Vogel was a partner with Clifton, Gunderson & Co., a certified public accounting firm, in the Sterling, Illinois office. Clifton, Gunderson & Co.
  provided audit, tax and management advisory services to the Company from 1982 to June 1994. Mr. Vogel served as the partner-in-charge of these engagements until he joined the Company in July 1994. Mr. Vogel is a Certified Public Accountant and has a Bachelor in Business Administration from Western Illinois University.

     MICHAEL C. FLISS. Michael C. Fliss has served as a Vice President and Chief Operating Officer of the Company since December 1995. Prior to joining the Company, Mr. Fliss served as a Director and the President/Chief Operating
  Officer of AMCORE Bank N.A., Rock River Valley ("Amcore") from January 1993. Amcore is one of the Company's primary lenders and, as President, Mr. Fliss supervised the Bank's relationship with the Company. From April 1990 to
  January 1993, Mr. Fliss served as the Executive Vice President/Chief Lending Officer of Amcore-Sterling. From June 1982 to March, 1989, he was employed by MBank Dallas, N.A. ("MBank"), Dallas, Texas, as a commercial lending officer in the National and Middle Market sectors. MBank was acquired by Banc One
  Corporation in 1989, and Mr. Fliss served as a First Vice President-Bank Acquisitions of Banc One N.A., Dallas and served on the Executive Loan
 Committee  and  Credit  Committee.   Mr.  Fliss  has  a  Bachelor  of Business
  Administration degree in finance and financial economics from the University of Iowa.

     BARRY J. BLACK. Barry J. Black has served as a Vice President since June 1996. In 1985, Mr. Black became the Construction and Installation Department Head. In his role as department head, Mr. Black has been instrumental in the development of the department and in the development of the building design and equipment layout. From 1981 to 1985, Mr. Black worked as an independent contractor exclusively for Super Wash, Inc. Mr. Black has a Bachelor of Arts degree from Upper Iowa University.

     [INSERT BIOGRAPHIES OF OUTSIDE DIRECTORS TO BE ELECTED.]

 COMMITTEES OF THE BOARD OF DIRECTORS

     After   the   consummation   of   the   Offering   and   the  election  of
  _____________________, the Company intends to form an Audit Committee comprised of a minimum of two of the outside directors.

 DIRECTOR COMPENSATION

     Non-employee directors will receive $1,000 per meeting attended, in person, or by telephone and the Company will reimburse their out-of-pocket expenses related to attending meetings of the Board of Directors or the committees thereof.

 EXECUTIVE COMPENSATION

     Robert D. Black, Chief Executive Officer, and Mary K. Black are the only executive officers of the Company whose 1995 calendar year salary and bonus exceeded $100,000. Mr.  Black's  1995  annual  compensation  was  a  salary of
  $348,637 and a bonus of $3,363. Mrs. Black's 1995 annual compensation was a salary of $148,637 and a bonus of $3,363. There were no other forms of compensation besides salary and bonus.

 STOCK OPTION PLAN

     The Company intends to adopt a stock option plan for key employees. Upon consummation of the Offering the Company intends to grant stock options to certain executive officers and other key employees, none of which are Named Executive Officers, relating to 360,000 shares of Class A Common Stock at $10 per share.

     Under the Company's stock option plan for key employees (the "Stock Option Plan"), as proposed, key employees of the Company will be granted options to purchase shares of Class A Common Stock. The Stock Option Plan will allow for the sale of up to 600,000 shares of Class A Common Stock. The exercise price of options granted under the Stock Option Plan will be determined by the Board of Directors of the Company and will be required to be not less than 100% of the fair market value of the shares on the date of grant. The options granted under the Stock Option Plan may be "incentive stock options" under Section 422 of the Code or non-statutory options. The aggregate fair market value of shares with respect to which incentive options become exercisable for the first time by any optionee during any calendar year cannot exceed $100,000.
  The Board of Directors of the Company will have the authority in its discretion to prescribe in any option agreement the terms under which options are exercised, provided that such options must be exercised within ten years of the date of grant.

     Upon the termination of employment of an optionee, the optionee will be able to, within three months after such termination, exercise options to the extent the options were exercisable on the date of such termination. Upon the retirement of an optionee, the optionee will be able to, within three months after such retirement, exercise options whether or not such options were exercisable upon the date of the retirement. Upon the permanent disability or death of an optionee while employed by the Company, the optionee or the executor or administrator of his or her estate will be able to, within 12 months after such event, exercise options whether or not such options were exercisable at the time of permanent disability or death. Upon the death of an optionee within three months following termination of such optionee's employment, the executor or administrator of the optionee's estate will be able to, within 12 months of such optionee's death, exercise options to the extent the options were exercisable on the date of such optionee's termination of employment. Provided, however, in no event may an option be exercised after its expiration date.

     In the event of a merger, consolidation, reorganization or dissolution of the Company, or the sale or exchange of substantially all of the Company's assets, the rights  under  outstanding  options  will terminate, except to the extent and subject to such adjustments as may be provided by the Board of Directors of the Company or by the terms of the plan or agreement of merger, consolidation, reorganization, dissolution or sale or exchange or such assets.

     Options granted pursuant to the Stock Option Plan will not be transferable other than by will and by the laws of descent and distribution and will be exercisable during the optionee's lifetime only by the optionee.

     The Stock Option Plan will not, without the approval of the stockholders, be amended in any manner that would (i) materially increase the benefits accruing  to  participants  thereunder, (ii) materially increase the number of shares which may be issued thereunder or (iii) materially modify the requirements as to eligibility for participation thereunder.

       CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

 FAMILY RELATIONSHIPS

     As used in this Prospectus, the term "Black Family Member" includes the following persons: (i) Mary K. Black, Robert D. Black and their estates, guardians, conservators, committees or attorneys-in-fact; (ii) each lineal descendant of Mary K. Black and Robert D. Black (a "Black Descendant") and
  their  respective  guardians,  conservators, committees or attorneys-in-fact;
  (iii) each "Family Controlled Entity" (as defined below); and (iv) the trustee, in their respective capacities, as such, of each "Family Controlled Trust" (as defined below). The term "Family Controlled Entity" means (i) any partnership if at least 80% of the value of its partnership interests are owned by Black Family Members; and (ii) any limited liability or similar company if at least 80% of the value of the company is owned by Black Family Members. The term "Family Controlled Trust" includes certain trusts existing on the date hereof and trusts, the primary beneficiaries of which are Mr. Black, Mrs. Black and Black Descendants.

 RELATED PARTY TRANSACTIONS

     The terms of the Related Party Transactions were established by the Blacks and management and are not the result of arm's-length negotiations. Certain Related Party transactions between the Black Family Members and the Company are on terms more favorable to the Black Family Members than those which could have been obtained in arm's-length transactions. Following the Closing of the
  Offering, the Company intends to submit any proposed transactions not described herein between the Company and its directors, executive officers and their affiliates or the Black Family Members to a committee of disinterested directors for review. Transactions not described herein between the Company and Black Family Members will require approval by a majority of the disinterested directors. Transactions between the Company and other officer and directors or entities owned by such persons will continue to be at prices available to an unaffiliated licensee.

     PAYMENTS FOR PARTS AND SUPPLIES

     The following table sets forth certain payments made to the Company by officers, directors and entities owned by officers and directors.

                                            TEN MONTHS ENDED   Six Months Ended
                                            DECEMBER 31, 1995  JUNE 30, 1996
 Town's Edge Car Wash, Inc.(1)                $162,579                 $46,581
 Edge Town Car Wash, Inc.(1)                  9,165                      6,150
 Super Wash Limited Partnership(2)            79,545                    41,000
 Joseph B. Hermes (Senior Vice President)     31,533                    16,984
 Donald B. Vogel (Vice President)             8,805                      6,243
 Harmik Wash, Inc.(3)                         -                             63
 LDB, Inc.(4)                                 9,811                       4,632


     (1) The sole stockholders of such entity are Robert and Mary Black. Such entities purchase, and will continue to purchase after the Offering, all parts and supplies from the Company at cost plus 10%.

     (2) Robert and Mary Black and Joseph B. Hermes are limited partners holding an aggregate of 33.18% of the limited partnership interest in such partnership. The general partner of such partnership is Lincolnway, Inc., which is owned 75% by the Company and 25% by the Blacks. Under the terms of the limited partnership agreement of the Super Wash Limited Partnership, the general partner is obligated to attempt to sell the Super Washreg-trade-mark facilities owned by the partnership after each facility has been owned and operated by the partnership for a period of five years and before the facility is seven years old. Four of the eight facilities owned by the partnership were acquired in 1991, two were acquired in 1992 and one facility was acquired in each of 1994 and 1995. The Company has considered the possibility of acquiring the facilities owned by the Super Wash Limited Partnership but no final decision has been made as of the date of this Prospectus. If the facilities are acquired by the Company, the acquisition price will be the fair market value of such facilities.

     (3) Michael C. Fliss, a Vice President of the Company, is the beneficial owner of all of the capital stock of such entity.

     (4) Barry Black, a Vice President of the Company, is a 50% stockholder in such entity.

     PAYMENTS FOR MANAGEMENT FEES

                                            TEN MONTHS        Six Months
                                            ENDED              Ended
                                            DECEMBER 31, 1995 JUNE 30, 1996
 Super Wash Limited Partnership             $70,554                   $42,503
 Joseph B. Hermes, Senior Vice President    13,342                    8,856

  As of June 30, 1996, the Company managed an aggregate of 25 Super Washreg-trade-mark facilities owned by Town's Edge Car Wash, Inc. ("Town's
 Edge") and Edge Town Car Wash, Inc. ("Edge Town") without charging such entities a management fee. After the consummation of the Offering the Company will continue to manage such Super Washreg-trade-mark facilities owned by Town's Edge and Edge Town for a management fee per facility of (i) 5% of the gross revenue of such facility per year for facilities which are less than two years old, and (ii) $3,000 per year for facilities which are two years or older.

     SALES OF SUPER WASHreg-trade-mark FACILITIES

                                        TEN MONTHS ENDED       SIX MONTHS ENDED
                                         DECEMBER 31, 1995     JUNE 30, 1996
 TOWN'S EDGE CAR WASH, INC.

    Berne, IN                                                     $325,000*
    Rocks Falls, IL - Dixon Ave.                                  267,000*
 EDGE TOWN CAR WASH, INC.

    Urbana, OH - Main St.               $370,000*
 MICHAEL C. FLISS

    Hebron, IN                                                    474,586**
 SUPER WASH LIMITED PARTNERSHIP

    Olney, IL                                                     244,956**

 *   Cost plus $10,000.
 **  Standard price.

     An Entity owned by certain employees of the Company owns one Super Washreg-trade-mark facility. Management of the Company has considered the possibility of exchanging shares of its Class A Common Stock for such facility. As of the date of this Prospectus, no final decision has been made regarding any proposed exchange. If the facility is acquired by the Company, the acquisition price will be the fair market value of such facility.

     Joseph  B.  Hermes,  a  Senior  Vice President of the Company, is  in  the
   process   of   acquiring   real   estate  on  which   to   build   a   Super
 Washreg-trade-mark facility.  If the  property  passes  through the approval process, it is anticipated that construction will begin on this facility during 1996. The price for such facility will be the price available to an unaffiliated licensee.

     On July 8, 1996, a company owned by the daughters of Robert and Mary Black purchased from the Company a Super Washreg-trade-mark facility previously owned by a licensee and repurchased by the Company at the cost to the Company of the repurchase and renovations, plus $10,000.

     Following consummation of the Offering, entities owned by Robert (a Director, the President and Chief Executive Officer of the Company) and Mary (the Chairman of the Board of the Company) Black anticipate purchasing between three and five Super Washreg-trade-mark facilities each year.

 LEASE PAYMENTS

     The Company made lease payments to Robert and Mary Black in the amount of $50,000 for the ten month period ending December 31, 1995 and $60,000 for the year ending February 28, 1995 to lease the parts and service building. 1996 lease payments will total approximately $156,600 for the parts and service building, the administrative office building and the warehouse building, which the Company believes is the fair market value of such buildings. The Company is planning to lease a building being constructed by the Blacks for a training facility. The facility is expected to be completed in early 1997. No rent has been established; however, the rent is expected to be at fair market value.

     During 1995 the administrative office building and warehouse building, which are owned by, and leased by the Company from, Robert and Mary Black, were constructed. Throughout the construction period, the Company paid the bills on behalf of the Blacks. Total construction costs amounted to $554,877. As of March 31, 1996, Robert and Mary had reimbursed the Company $464,562 and owed a balance of $90,315, which has been repaid as of July 31, 1996, without interest.

     TAX INDEMNIFICATION AGREEMENTS. Prior to the closing of this Offering, the Company and its existing stockholders will enter into an indemnification agreement relating to certain federal, state and local income tax liabilities of the Company and the existing stockholders, for the tax years during which the Company had elected to be treated as an S Corporation. This agreement
  will  generally  provide  that  the  Company  will   indemnify  the  existing
  stockholders, and the existing stockholders will indemnify the Company, against any increase in the indemnified party's income tax benefits or liabilities (including interest and penalties and all expenses, attorneys' fees and accountants' fees incurred in connection therewith) as a result of any adjustment associated with a return filed with respect to a period during which the Company was an S Corporation. Payments under the agreement in favor of its stockholders of record immediately prior to the consummation of the Offering must be approved by a majority of the directors who are not affiliated with the Company as being consistent with the terms of the agreement.

                      PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of June 30, 1996, and as adjusted to reflect the sale of the shares of the Common Stock offered hereby by the Company, by (i) all stockholders known by the Company to be beneficial owners of more than 5% of its outstanding Common Stock immediately prior to the Offering, (ii) each director of the Company, (iii) each of the Named Executive Officers and (iv) all executive officers and directors of the Company as a group.

    STOCKHOLDER(1)      Number of          Number of         TOTAL COMMON STOCK
                        Shares of Class A  Shares of Class
                        Common Stock       B Common Stock  Percent of Percent of
                        Beneficially       Beneficially     Total
                        Owned Prior to     Owned Prior to   Total VotingVoting
                        THE OFFERING(2)    THE OFFERING(2)(3)(4)
                                                           Power Prior to After
                                                                         the
                                                           THE OFFERING
 Mary K. Black               -            2,553,000        46%         45.6%
 Robert D. Black             -            2,553,000        46%         45.6%
 All directors and officers  -            5,106,000        92%         91.2%
 as a group (5 persons)

 ___________

 (1) The address of all stockholders who are executive officers is 707 West Lincolnway, P.O. Box 188, Morrison, Illinois 61270.

 (2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the "Commission") and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person or group holding such options or warrants, but are not outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all share of Common Stock beneficially owned.

 (3) Each share of Class B Common Stock is convertible at the option of the holder into one share of Class A Common Stock and is automatically converted into a share of Class A Common Stock upon transfer to a person who is not a Black Family Member or if the total number of shares of Class B Common Stock is less than 20% of the aggregate number of shares of Common Stock outstanding on the record date of any stockholders meeting. See "Description of Capital Stock."

 (4) Excluding 222,000 shares of Class B Common Stock owned by a child of the Blacks, for which the Blacks disclaim beneficial ownership.

                   DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital consists of 2,500,000 shares of Preferred Stock, no par value per share, 25,000,000 shares of Class A Common Stock, par value $.01 per share, and 25,000,000 shares of Class B Common Stock, par value $.01 per share. As of the date of this Prospectus there are 5,550,000 shares of Class B Common Stock outstanding (which may be converted into Class A Common Stock at any time), all of which are owned by Black Family Members and no shares of Class A Common Stock outstanding. See "Principal Stockholders."

 COMMON STOCK

     The shares of Class A Common Stock and Class B Common Stock are identical in all respects, except for voting rights and certain conversion rights and transfer restrictions in respect of the shares of the Class B Common Stock, as described below.

     VOTING RIGHTS. Each share of Class A Common Stock entitles the holder to one vote on each matter submitted to a vote of the Company's stockholders and each share of Class B Common Stock entitles the holder to ten votes on each such matter, including the election of directors. Except as required by applicable law, holders of the Class A Common Stock and Class B Common Stock will vote together on all matters submitted to a vote of the stockholders. See "Risk Factors - Control By Current Stockholders and Anti-Takeover Effect of Dual Classes of Stock." Neither the Class A Common Stock nor the Class B Common Stock have cumulative voting rights.

     Any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present. This could permit the holders of Class B Common Stock to take all actions required to be taken by the stockholders without providing the other stockholders the opportunity to make nominations or raise other matters at a meeting.

     DIVIDENDS. Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends at the same rate if and when declared by the Board of Directors out of funds legally available therefrom, subject to the dividend and liquidation rights of any Preferred Stock that may be issued and outstanding. No dividend or other distribution (including redemptions or repurchases of shares of capital stock) may be made if after giving effect to such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or if the Company's total assets would be less than the sum of its total liabilities plus the amount that would be needed at the time of a liquidation to satisfy the
  preferential  rights  of  any holders of Preferred Stock.   See
 "Dividend Policy."

     If a dividend or distribution payable in Class A Common Stock is made on the Class A Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the
  Class B Common Stock payable in shares of Class B Common Stock. Conversely, if a dividend or distribution payable in Class B Common Stock is made on the Class B Common Stock, the Company must also make a pro rata and simultaneous dividend or distribution on the Class A Common Stock payable in shares of
 Class A Common Stock.

     RESTRICTIONS ON TRANSFER. If a holder of Class B Common Stock transfers such shares, whether by sale, assignment, gift, bequest, appointment or otherwise, to a person other than a Black Family Member, such shares will be converted automatically into shares of Class A Common Stock. In the case of a pledge of shares of Class B Common Stock to a financial institution, such shares will not be deemed to be transferred unless and until a foreclosure or similar event occurs.

     CONVERSION. Class A Common Stock has no conversion rights. Class B Common Stock is convertible into Class A Common Stock, in whole or in part, at any time and from time to time at the option of the holder, on the basis of one share of Class A Common Stock for each share of Class B Common Stock converted. In the event of a transfer of shares of Class B Common Stock to any person other than a Black Family Member, each share of Class B Common Stock so transferred will be converted automatically into one share of Class A Common Stock. Each share of Class B Common Stock will also automatically convert into one share of Class A Common Stock if, on the record date for any meeting of the stockholders, the number of shares of Class B Common Stock then outstanding is less than 20% of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding.

     LIQUIDATION. In the event of liquidation, after payment of the debts and other liabilities of the Company, the remaining assets of the Company will be distributable ratably among the holders of the Class A Common Stock and Class B Common Stock treated as a single class.

     MERGERS AND OTHER BUSINESS COMBINATIONS. Upon the merger or consolidation of the Company, holders of each class of Common
  Stock are entitled to receive equal per share payments or distributions, except that in any transaction in which shares of capital stock are distributed, such shares may differ as to voting rights to the extent and only to the extent that the voting rights of the Class A Common Stock and Class B Common Stock differ at that time.

     OTHER PROVISIONS. The holders of the Class A Common Stock and Class B Common Stock are not entitled to preemptive rights.
  Neither the Class A Common Stock nor the Class B Common Stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

     TRANSFER AGENT AND REGISTRAR.  The  Company  is the Transfer
 Agent and Registrar for the Common Stock.

     PREFERRED STOCK. The Board of Directors of the Company is authorized, without further stockholder action, to divide any or all shares of the authorized Preferred Stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations, or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this Prospectus, the Board of Directors has not authorized any series of Preferred Stock, and there are no plans, agreements or understandings for the authorization or issuance of shares of Preferred Stock. The issuance  of  Preferred  Stock  with voting rights or conversion rights may adversely affect the voting power of the Common Stock, including the loss of voting control to others. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company
  without  stockholder  approval.   See  "Risk  Factors-Preferred
 Stock."

 CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION  AND  BYLAWS
 AND ILLINOIS BUSINESS CORPORATION ACT

 DIRECTORS

     The Bylaws provide that the number of directors is two, subject to change from time to time as determined by the Board of Directors or the stockholders, and that vacancies on the Board of Directors (including vacancies created by an increase in the number of directors) may be filled by the Board of Directors, acting by a majority of the remaining directors then in office. Officers are elected annually by and serve at the pleasure of the Board of Directors. Upon consummation of the Offering, the number of directors will be increased to eight.

 LIMITATION OF LIABILITY AND INDEMNIFICATION

     As permitted by the Illinois Business Corporation Act, the Articles provide that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions  not  in  good  faith  or  which  involve intentional
   misconduct  or  a  knowing  violation  of  law,  (iii)   under
 Section  8.65  of  the  Illinois  Business  Corporation  Act  or
  (iv) for any transaction from which the director derives an improper personal benefit. In addition, the Bylaws provide that the Company shall, to the fullest extent authorized by the Illinois Business Corporation Act, as amended from time to time, indemnify all directors and officers and may, at the election of the Company as determined by the Board of Directors, indemnify all other persons serving at the request of the Company as a director, officers, employee or agent of another corporation or of a partnership, trust or other enterprise.

     The Company will also enter into indemnification agreements in the form described below with each person who is currently a member of its board of directors and with persons who in the future become directors of the Company. Such indemnification agreements provide for indemnification against any and all expenses incurred in connection with, as well as any and all judgments, fines and amounts paid in settlement resulting from, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively an "Action"), by reason of the fact that such director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification agreements provide that if any payment, advance or indemnification of the director requires that he or she acted in good faith, in a manner he or she reasonably believed to be for or not opposed to the best interest of the Company or without reasonable cause to believe his or her conduct was unlawful, then it shall be presumed that he or she so acted unless proven otherwise by clear and convincing evidence. The indemnification agreements also provide for the advancement of all expenses, including reasonable attorneys' fees, arising from the investigation of any claim, preparation for the defense or defense of settlement of an Action. The indemnification agreements authorize the Company to participate in the defense of any Action and to assume the defense thereof, with counsel who shall be reasonably satisfactory to the director, provided that the director shall be entitled to separate counsel of his or her choosing if he or she reasonably believes that (i) there exists conflicting interests between himself or herself and the
  Company or other party (the defense of whom the Company shall have assumed) or (ii) there is any substantial likelihood that the Company will be financially or legally unable to satisfy its obligations under the indemnification agreements. The indemnification agreements provide that a director's rights under such contract are not exclusive of any other indemnification rights he or she may have under any provision of law, the Articles or Bylaws of the Company, the vote of the
   Company's stockholders or disinterested directors, other agreements or otherwise. (Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that such indemnification is considered by the Commission to be against public policy and, therefore, unenforceable.)

 CERTAIN STATUTORY PROVISIONS

     Following the Offering,  the  Company  will  be  subject  to
  Section 7.85 of the Business Corporation Act of Illinois ("Section 7.85"), Section 7.85 prohibits a publicly held Illinois corporation from engaging in a "business combination"
 with an "interested stockholder," unless the proposed "business combination" receives (i) the affirmative vote of the holders of at least 80% of the combined voting power of the then outstanding shares of all classes and series of the corporation entitled to vote generally in the election of directors (the "Voting Shares"), voting together as a single class and (ii) the affirmative vote of a majority of the combined voting power of the then outstanding Voting Shares held by disinterested stockholders voting together as a single class. For purposes of
 Section 7.85 and Section 11.75 described below, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder and, for purposes of Section 7.85, an "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior two years, did own) 10% or more of the combined voting power of the outstanding Voting Shares.

     Further, the Company is also subject to Section 11.75 of the Business Corporation Act of Illinois ("Section 11.75") which prohibits "business combinations" with "interested stockholders"
  for a period of three years following the date that such stockholder became an "interested stockholder," unless (i) prior to such date, the Board of Directors approved the transaction which resulted in the stockholder becoming an "interested stockholder," or (ii) upon consummation of such transaction, the "interested stockholder" owned at least 85% of the Voting Shares outstanding at the time such transaction commenced (excluding shares owned by directors who are also officers and shares reserved under an employee stock plan), or (iii) on or after such date, the "business combination" is approved by the Board of Directors and authorized at a meeting of the stockholders by
  662/3% of the outstanding Voting Shares not owned by the "interested stockholder." For purposes of Section 11.75, an "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% of the Voting Shares.

                  SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this Offering, the Company will have outstanding 450,000 shares of Class A Common Stock and 5,550,000 shares of Class B Common Stock. Of such shares, the 450,000 shares of Class A Common Stock sold in this Offering will be freely tradeable without restrictions or further registration under the Securities Act, unless acquired by an affiliate of the Company, in which case those shares will be subject to the resale limitations of Rule 144. The remaining
  5,550,000 shares of Class B Common Stock are "restricted securities" within the meaning of Rule 144 (the "Restricted
 Shares").

     Except as provided below, the Restricted Shares will be eligible for sale in the public market, in accordance with
 Rule 144, 90 days following the date of this Prospectus, subject to certain volume and other limitations, except for shares acquired upon the exercise of employee stock options which will be registered under the Securities Act as soon as practicable after the consummation of the Offering and may be sold without limitation after the effective date of such registration.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including persons who may be deemed to be "affiliates" of the Company, as that term is defined under Rule 144, may sell within any three-month period a number of Restricted Shares that does not exceed the greater of one percent of the then outstanding shares of the Common Stock (estimated to be 60,000 shares after completion of this Offering) or the average weekly trading volume of the
  Common Stock on the open market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale limitations, notice requirements, and the availability of current public information about the Company. Pursuant to Rule 144(k), a person (or persons whose shares are aggregated) who is deemed not to have been an "affiliate" of the
  Company at any time during the three months preceding a sale, and who has beneficially owned Restricted Shares for at least three years, would be entitled to sell such shares under Rule 144 without regard to volume limitations, manner-of-sale provisions or notice requirements. The 5,550,000 Restricted Shares that have met such three-year holding period requirement, are all deemed beneficially owned by persons who will be deemed to be "affiliates" of the Company after the Offering.) Restricted Shares properly sold in reliance upon Rule 144 are thereafter freely tradeable without restrictions or registration under the Securities Act, unless thereafter held by an "affiliate" of the Company.

     Prior to this Offering there has been no market for the Class A Common Stock, and no prediction can be made as to the effect, if any, that sales of Restricted Shares, or availability of Restricted Shares for sale, by existing stockholders in reliance upon Rule 144 or otherwise will have on the market price of Class A Common Stock. The sale by the Company or the stockholders referred to above of a substantial number of shares of Class A Common Stock after this Offering could adversely affect the market price for the Class A Common Stock. The Company is not obligated to register any Restricted Shares for sale under the Securities Act or otherwise. Upon the consummation of the Offering, the Company intends to register, under the Securities Act, the sale of the shares of Class A Common Stock to be issued in connection with the employee and director stock option plans described under "Management."

                       PLAN OF DISTRIBUTION

 GENERAL

     The Company is offering to sell up to 450,000 shares of its Class A Common Stock. The Class A Common Stock will be sold by the Company on a "best efforts" basis through one or more officers and directors of the Company who will not receive compensation in connection with any offers or sales of the
 Class A Common Stock. The Company may also retain licensed broker-dealers ("Agents") to sell the Class A Common Stock on a
  "best efforts" basis. There are no underwriters involved in this Offering. If the Company retains Agents to sell the
  Class A Common Stock offered hereby, the Company will pay such Agents a selling commission of up to 10% of the gross Offering proceeds attributable to Class A Common Stock sold by such
  Agents. The Company and the Agents, if any, will, in all likelihood, agree to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933.

     The Class A Common Stock will be sold at the price of $10.00 per share. A subscriber is required to purchase 100 shares of
  Class A Common Stock in order to subscribe to the Offering hereby. The Company reserves the right to withdraw, cancel or modify the Offering hereby and to reject subscriptions, in whole or in part, for any reason.

 DETERMINATION OF OFFERING PRICE

     Prior to the Offering hereby, there has been no public market for the Company's Class A Common Stock. The price to the public has been arbitrarily determined by the Company and may not be indicative of the market price for the Class A Common Stock after this Offering. The Company makes no representations as to any objectively determinable value of the Class A Common Stock.

 SUBSCRIPTION PROCEDURES

     An agreement to purchase shares of Class A Common Stock offered hereby (the "Subscription Agreement") accompanies this
 Prospectus. Subject to availability and the Company's right to reject subscriptions, in whole or in part, for any reason, shares of Class A Common Stock may be subscribed for by completing, executing and returning the Subscription Agreement, together with payment for all shares subscribed for, to the Company. All checks should be made payable to the Super Wash Offering Escrow. Company's acceptance of a subscription shall be evidenced solely by the delivery to the subscriber of a written confirmation of acceptance. Receipt by the Company of a Subscription Agreement and/or deposit by the Company of payment for the subscribed shares as described below shall not constitute acceptance of a subscription. The subscription payments will be deposited into an escrow account at First
 Bank/Sterling, 3014 East Lincolnway, Sterling, Illinois 61081, by the Company, subject to the Closing on such escrowed funds once the Company has accepted subscriptions for at least 250,000 shares of Class A Common Stock offered hereby.

     Unless the Company is able to sell at least 250,000 shares of Class A Common Stock, the Company will cancel this Offering, promptly return all monies collected from subscribers, and pay to each subscriber the interest earned by the Company, if any, on such subscriber's escrowed subscription payment. Likewise, the Company will promptly refund any monies collected and attributed to a subscription, or portion thereof, rejected by the Company and pay to each rejected subscriber all interest earned by the Company, if any, on such subscriber's rejected escrowed subscription payment, or portion thereof. However, unless the Company cancels this Offering or rejects a subscription, in whole or in part, subscribers will have no right to a return of their subscription payment held in the escrow account and all interest earned on the escrowed proceeds will belong to the Company.

     Stock certificates will not be issued to subscribers until such time as the funds related to the purchase of Class A Common Stock by such subscribers are released from the escrow account to the Company by the Escrow Agent. Until such time as stock certificates are issued to the subscribers, the subscribers will not be considered stockholders of the Company.

 WARRANTIES BY SUBSCRIBERS

     In the Subscription Agreement, each subscriber represents and warrants to the Company that the subscriber (i) has received this Prospectus and in making a subscription is only relying on the representations set forth in this Prospectus and (ii) has indicated his or her true state of legal residence.

     Each potential investor should carefully read this Prospectus in its entirety prior to purchasing shares of the Class A Common Stock offered hereby. The warranty given to the Company by each subscriber indicating that the subscriber has received this Prospectus and is only relying on the representations set forth herein provides the Company with some comfort that each subscriber has read this Prospectus. To the extent permitted by federal and state securities laws, the Company might assert its rights under this warranty to rebut a subscriber's claim that he or she relied on any oral representations or written representations other than those set forth in this Prospectus.

     In some states, for various reasons, the Company will not obtain permission to sell shares of the Class A Common Stock offered hereby. The Company will reject subscription agreements received, if any, from residents of such states. The warranty given by each subscriber indicating the subscriber's true state of legal residence will assist the Company in complying with state securities laws. The Company might assert its rights under this warranty if a misrepresentation by a subscriber resulted in the Company selling shares of Class A Common Stock in a state in which the Company was not permitted to sell such shares in violation of such state's securities laws.

     A subscriber does not waive any rights under the federal securities laws by executing the Subscription Agreement.

 TERMINATION OF OFFERING

     This Offering of the Class A Common Stock begins on the date hereof and terminates upon the earlier of (i) the date upon which the Company receives the proceeds for all 450,000 shares of Class A Common Stock offered hereby in the specified escrow account; (ii) February 14, 1997 (subject to the right of the Company to extend the Offering for an additional 30 days); or
  (iii) the date upon which the Company terminates this Offering prior to the sale of all the shares of Class A Common Stock offered hereby. The Company may terminate this offering at any time prior to the sale of all 450,000 shares of Class A Common Stock offered hereby.

     IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE
  OFFERING, INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE
 SECURITIES COMMISSION OR REGULATORY AUTHORITY.  FURTHERMORE, THE
  FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD
  EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

 FOR FLORIDA RESIDENTS ONLY:

     WHEN SALES ARE MADE TO FIVE OR MORE PERSONS IN THIS STATE, ANY SALE IN THIS STATE MADE PURSUANT TO SUBSECTION 517.061 OF THE FLORIDA INVESTOR PROTECTION ACT IS VOIDABLE BY THE PURCHASER
  IN SUCH SALE EITHER WITHIN 3 DAYS AFTER THE FIRST TENDER OF CONSIDERATION IS MADE BY SUCH PURCHASER TO THE ISSUER, AN AGENT OF THE ISSUER, OR AN ESCROW AGENT OR WITHIN 3 DAYS AFTER THE
  AVAILABILITY OF THAT PRIVILEGE IS COMMUNICATED TO SUCH PURCHASER, WHICHEVER OCCURS LATER.

 FOR NEW JERSEY RESIDENTS ONLY:

     THE ATTORNEY GENERAL OF THE STATE OF NEW JERSEY HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. THE FILING
  OF THIS OFFERING WITH THE BUREAU OF SECURITIES DOES NOT CONSTITUTE APPROVAL OF THE ISSUE OR SALE THEREOF BY THE BUREAU
 OF SECURITIES OF THE DEPARTMENT OF LAW AND PUBLIC SAFETY OF THE STATE OF NEW JERSEY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

 FOR PENNSYLVANIA RESIDENTS ONLY:

     PURSUANT TO SECTION 207(M) OF THE PENNSYLVANIA SECURITIES ACT, EACH PERSON WHO ACCEPTS THIS OFFER TO PURCHASE UNITS EXEMPT
  FROM REGISTRATION UNDER SECTION 203(D) OF THE PENNSYLVANIA SECURITIES ACT DIRECTLY FROM THE PARTNERSHIP OR ITS AFFILIATES WILL HAVE THE RIGHT TO WITHDRAW HIS ACCEPTANCE WITHOUT INCURRING ANY LIABILITY TO THE SELLER, UNDERWRITER OR ANY OTHER PERSON WITHIN TWO BUSINESS DAYS FROM THE DATE OF RECEIPT BY THE ISSUER OF HIS WRITTEN BINDING CONTRACT OF PURCHASE OR, IN THE CASE OF A
  TRANSACTION IN WHICH THERE IS NO WRITTEN BINDING CONTRACT OF PURCHASE, WITHIN TWO BUSINESS DAYS AFTER HE MAKES THE INITIAL PAYMENT FOR THE SECURITIES BEING OFFERED.

                           LEGAL MATTERS

     The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Rudnick & Wolfe, Chicago,
 Illinois.

                              EXPERTS

     The consolidated financial statements and schedule of Super Wash, Inc. and Subsidiary as of February 28, 1995 and December 31, 1995 and for each of the two years in the period ended
  February 28, 1995 and the ten month period ended December 31, 1995 included in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                       AVAILABLE INFORMATION

     The Company has filed with the Commission a registration statement on Form S-1 (the "Registration Statement") under the
  Securities Act with respect to the shares of Class A Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement and have been omitted pursuant to rules and regulations of the Commission. For further information with respect to the Company and the shares of Class A Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are complete in all material respects; with respect to each such contract or other document filed as an exhibit to the Registration Statement reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Following the consummation of the Offering, the Company will be subject to the informational requirements of the Exchange Act and in accordance therewith will be required to file reports and other information with the Commission. The Company intends to furnish its stockholders with annual reports containing audited financial statements reported on by independent public
 accountants following the end of each  fiscal  year.   A copy of
  the Registration Statement, including exhibits and schedules thereto, filed by the Company with the Commission may be inspected without charge at the public reference facility maintained by  the Commission at Room 1024, Judiciary Plaza, 450
  Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon the payment of fees prescribed by the Commission. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is: http://www.sec.gov.

              SUPER  WASH,  INC.  AND
              SUBSIDIARY


              CONSOLIDATED  FINANCIAL  STATEMENTS

                  INDEX TO FINANCIAL STATEMENTS



                                                                      PAGE
  Report of Independent Public Accountants                              F-3
  Consolidated Balance Sheets as of February 28, 1995, and
  December 31, 1995, and as of June 30, 1996 (Unaudited)                F-4
  Consolidated Statements of Operations for the Years Ended
  February 28, 1994 and 1995, and for the Ten-Month Period
  Ended December 31, 1995, and for the Six Months Ended
  June 30, 1995 and 1996 (Unaudited)                                    F-5
  Consolidated Statements of Stockholders' Equity for the
  Years Ended February 28, 1994 and 1995, and for the Ten-
  Month Period Ended December 31, 1995, and for the Six Months          F-6
  Ended June 30, 1996 (Unaudited)
  Consolidated Statements of Cash Flows for the Years Ended
  February 28, 1994 and 1995, and for the Ten-Month Period
  Ended December 31, 1995, and for the Six Months Ended
  June 30, 1995 and 1996 (Unaudited)                                    F-7
  Notes to Consolidated Financial Statements                            F-8

               (THIS PAGE INTENTIONALLY LEFT BLANK)

          REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


 When the transaction referred to in Note 14 of Notes to Consolidated Financial Statements has been consummated, we will be in a position to render the following report.




                                    ARTHUR ANDERSEN LLP


 To the Board of Directors of
 Super Wash, Inc. and Subsidiary:

 We have audited the accompanying consolidated balance sheets of SUPER WASH, INC. (an Illinois corporation) AND SUBSIDIARY as of February 28, 1995, and December 31, 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended February 28, 1995, and for the ten-month period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

 We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Super Wash, Inc. and Subsidiary as of February 28, 1995, and December 31, 1995, and the results of their operations and their cash flows for each of the two years in the period ended February 28, 1995, and for the ten-month period ended
 December 31, 1995, in conformity with generally accepted accounting principles.





 Chicago, Illinois
 May 15, 1996 (except for
 Note 14, which is as of
 ________, 1997)



                 SUPER WASH, INC. AND SUBSIDIARY


                   CONSOLIDATED BALANCE SHEETS

                                 Pro
                                 Forma
           A  S  S  E  T  S  FEB.28,1995 DEC.31,1995 JUNE 30,1996 JUNE 30,1996
                                                    (Unaudited)  (Unaudited)
  CURRENT ASSETS:
    Cash                               $216,936  $523,324 $914,699 $914,699
    Marketable securities             1,779,981 1,855,0851,898,004 1,898,004
    Receivables, net of allowance for
    doubtful accounts of $75,000-
        Trade              1,393,693    2,427,590     2,813,494       2,813,494
        Stockholders       218,260      29,806        130,536         130,536
        Affiliates         482,227      86,362        302,042         302,042
        Related party            -      15,905        585             585
        Other              111,646      181,517       193,154         193,154
    Current portion of notes
    receivable-
        Related party      -             14,522       14,522          14,522
        Other              92,358        67,275       54,964          54,964
    Costs and estimated earnings in
    excess of billings on uncompleted
    contracts              -             5,416        1,551,282      1,551,282
    Inventories-
      Car wash facility parts,
      supplies and equipment 996,176     1,005,283    1,058,013      1,058,013
      Land, construction and
      equipment costs in car wash
      facilities under construction 1,617,354 2,328,460 3,690,241    3,690,241
      Land purchase deposits 32,500      28,500        60,000        60,000
      Car wash facilities held for
      sale                   1,808,206   4,013,530     4,252,585     4,252,585
    Prepaid expenses         45,735      55,137        47,648        47,648
    Deferred income taxes    85,000      -             -             -
                          ----------   -----------   -----------   -----------
   Total current assets     8,880,072   12,637,712   16,981,769    16,981,769
                          ----------   -----------   -----------   -----------
  PROPERTY AND EQUIPMENT:
    Car wash facilities     515,245     1,427,556     1,427,556     1,427,556
    Vehicles                553,564     727,582       794,016       794,016
    Office equipment        178,192     178,192       204,908       204,908
    Construction equipment, tools and
    loaner parts            129,049     143,180       178,759       178,759
    Computer hardware and
      software              166,996     387,630       446,143       446,143
                          ----------   -----------   -----------    -----------
                          1,543,046    2,864,140     3,051,382     3,051,382
    Less- Accumulated
      depreciation        (776,009)    (997,985)     (1,110,175)  (1,110,175)
                          ----------  -----------    -----------  -----------
    Property and equipment,
      net                   767,037   1,866,155      1,941,207    1,941,207
                          ----------  -----------    -----------  -----------
  OTHER ASSETS:
    Notes receivable, net of current
    portion-
        Related party       90,773    213,017         206,817      206,817
        Other                  -      93,541          41,165        41,165
    Investment in Super Wash Limited
    Partnership             66,922    55,922          42,609        42,609
                          ---------- -----------     -----------  -----------
    Total other assets     157,695    362,480         290,591      290,591
                          ---------- -----------     -----------  -----------
                        $9,804,804  $14,866,347     $19,213,567   $19,213,567
                          ========== ===========     ===========  ===========

            LIABILITIES AND      Pro
                                Forma
         STOCKHOLDERS' EQUITY FEB.28,1995 DEC.31,1995 JUNE 30,1996 JUNE 30,1996
                                                   (Unaudited)  (Unaudited)
  CURRENT LIABILITIES:
    Current portion
    of note payable  $34,259  $35,552 $37,060  $37,060  Lines of credit
                       -      1,000,000 5,450,000 5,450,000
    Payables-
      Trade          423,046  452,016 1,286,937 1,286,937
      Stockholders    34,500   55,620   82,477     82,477
      Affiliates      19,109      -      9,828      9,828
      Related parties 62,400   83,530   84,918     84,918
      Employees      161,121  357,734  575,963    575,963
      Other           53,000   97,624   97,624     97,624
    Billings in excess of costs and
    estimated earnings on uncompleted
    contracts             -        -   100,339    100,339
    Accrued expenses 558,025  693,772  556,327    556,327
    Income taxes
    payable          159,370  108,278   18,000     18,000
    Dividend payable      -        -        -   2,700,000
                  ---------- -------- --------- ---------
Total current
    liabilities    1,504,830 2,884,126 8,299,473 10,999,473
                   -------- -- ------- --------- ----------



  NOTE PAYABLE, net of current
  portion            206,291   176,005   156,928    156,928
                  ---------- --------- --------- ----------



  DEFERRED INCOME
  TAXES               10,000        -          -    135,000
                  ---------- ----------- -------  ----------



  MINORITY INTEREST   14,869    14,869    14,869     14,869
                  ---------- ---------  --------   ---------



  STOCKHOLDERS' EQUITY:
    Class B common stock, $.01 par
    value; 25,000,000 shares
    authorized, 5,550,000 shares
    issued and outstanding      1,000     1,000        1,000        1,000
    Unrealized gain on equity
    securities, net of tax     28,166    79,142       89,299       89,299
    Retained earnings       8,039,648 11,711,205  10,651,998    7,816,998
                           ----------  ---------   ---------  -----------
Total stockholders' equity  8,068,814 11,791,347  10,742,297    7,907,297
                           ----------  ---------   ---------  -----------
                           $9,804,804 $14,866,347 $19,213,567 $19,213,567
                           ==========  =========  ===========  ===========

 The accompanying notes to consolidated financial statements are an integral part of these balance sheets.



                 SUPER WASH, INC. AND SUBSIDIARY


              CONSOLIDATED STATEMENTS OF OPERATIONS


             Years Ended February 28   Ten         Six Months Ended June 30
                                      Months
           -------------------------   Ended       ------------------------

            1994              1995  DEC.31,1995    1995               1996



                                                    (Unaudited)
  SALES:

Car wash facilities $12,488,337 $16,989,479 $18,913,000 $6,336,107 $ 9,379,049
Car wash facilities--
related parties     2,016,441   2,345,660    916,601         -     1,316,288
Parts, supplies
and service         2,441,364   2,899,027  2,523,333   1,523,947   1,878,589
Parts, supplies
and service--
related               279,623     341,595    304,429     145,806     125,633
    parties
Other                 534,559     407,355    841,476     404,018     752,443
Other--related
parties                85,693      88,162     86,756      45,946      56,888
                  -----------  ----------  ---------  ----------  ----------
Total sales        17,846,017  23,071,278 23,585,595   8,455,824  13,508,890
                  -----------  ----------  --------   ---------- -----------
COST OF SALES:
Car wash facilities 9,886,284  13,458,332 14,438,695   5,067,938   7,479,352
Car wash facilities
- --related parties   1,859,951   1,912,615   869,913       -        1,136,232
Parts, supplies
and service         2,041,511   2,563,838  2,045,053   1,340,400   1,672,101
Parts, supplies
and service
- --related             162,129     196,519    175,388      31,428      66,859
    parties
Other                 457,944     307,417    633,734     307,602     558,269
Other--related
parties               170,797     295,729    228,459     110,966     148,718
                  ----------- ----------- ----------  ----------  ----------
Total cost sales   14,578,616  18,734,450 18,391,242   6,858,334   11,061,531
                  ----------- ----------- ----------   ---------  ----------
Gross profit        3,267,401   4,336,828  5,194,353   1,597,490    2,447,359
SELLING, GENERAL
AND ADMINISTRATIVE  1,749,695   1,893,054  1,483,391     793,931      813,834
  EXPENSES
                 -----------  ----------- ----------  ----------  -----------
Income from
operations          1,517,706   2,443,774  3,710,962     803,559    1,633,525
                 -----------   ----------  ---------  ----------  -----------
  OTHER INCOME (EXPENSE):
Miscellaneous income   59,821      58,138    41,099      48,823       4,981
    Dividend income    17,580      29,088    28,410      19,700      14,442
    Interest income   215,408     232,739   214,393     102,433     115,580
    Interest expense (64,740)   (127,427)  (185,419)   (27,984)   (154,299)
                  -----------   --------- ---------  ---------- -----------
Other income, net     228,069     192,538    98,483     142,972    (19,296)
                  -----------   --------- ---------  ---------- -----------
Income before income
taxes               1,745,775   2,636,312 3,809,445     946,531   1,614,229
PROVISION FOR
INCOME TAXES          683,220   1,036,983   137,888    (20,368)      17,436
                  ----------- ----------- ---------   ---------  ----------
NET INCOME        $ 1,062,555 $ 1,599,329 $3,671,557  $ 966,899 $ 1,596,793
                  =========== =========== ==========  ========= ===========
  PRO FORMA INCOME DATA (Unaudited):
Net income as
reported          $1,062,555  $1,599,329  $3,671,557  $  966,899 $ 1,596,793
Pro forma adjustment
to recognize "C"
Corporation provision
for income taxes        -         -        1,347,112     390,368     611,564
                  ----------  -----------  ----------  ----------  ----------
Pro forma net
income            $1,062,555  $1,599,329   $2,324,445 $  576,531 $  985,229
                 ===========  ===========  ========== ========== ===========
Pro forma net
income per share        $.40         $.10        $.17
                 ===========   ========== ===========
Pro forma weighted average number of
shares outstanding 5,820,000    5,820,000   5,820,000
                 ===========   =========  ===========


 The accompanying notes to consolidated financial statements are an integral part of these statements.

                 SUPER WASH, INC. AND SUBSIDIARY


         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



               Class B
               Common Shares                                  Unrealized
              ------------------                                Gain
 Total
                                                                  on

 Shares                       Retained         Equity
 Stockholders'
    ISSUED         AMOUNT        EARNINGS        SECURITIES
    EQUITY
    BALANCE,
February 28, 1993    100        $1,000      $ 5,377,764  $   -   $ 5,378,764
    Retroactive restatement for a 55,500-to-1
    stock split 5,549,900             -                -              -        -
      ---------        ------      -----------   -------    -----------
    As restated 5,550,000       1,000     5,377,764    -          5,378,764
    Net income        -             -    1,062,555     -          1,062,555
      ---------        ------      -----------   -------        -----------
BALANCE, February 28
, 1994         5,550,00         1,000    6,440,319     -          6,441,319
Net income        -             -        1,599,329     -          1,599,329
Change in
unrealized
gains, net
of tax            -             -        -         28,166             28,166
    ---------        ------      -----------        -------        -----------
BALANCE,
February 28,
 1995       5,550,000         1,000      8,039,648 28,166          8,068,814
Net income     -                -        3,671,557      -          3,671,557
Change in
unrealized
gains, net
of tax         -             -                -    50,976             50,976
           ---------        ------      ---------- ------        -----------
BALANCE,
December 31,
 1995      5,550,000         1,000      11,711,205 79,142         11,791,347
Net income     -             -           1,596,793     -          1,596,793
Dividends paid -             -         (2,656,000)     -        (2,656,000)
Change in
unrealized
gains, net
of tax         -             -                -    10,157             10,157
          ---------        ------      ---------- -------        -----------
BALANCE,
June 30,
1996
(unaudited 5,550,000        $1,000     $10,651,998 $89,299        $10,742,297
         =========        ======      ===========  =======        ===========



 The accompanying notes to consolidated financial statements are an integral part of these statements.

                 SUPER WASH, INC. AND SUBSIDIARY


              CONSOLIDATED STATEMENTS OF CASH FLOWS


                     10 Months   Six Months Ended
        Years Ended February 28    Ended June 30
       -----------------------   December 31
 -----------------------

                  1994           1995           1995          1995       1996


                                                               (Unaudited)

  CASH FLOWS FROM OPERATING ACTIVITIES:
Net income$1,062,555     $1,599,329     $3,671,557    $  966,899    $1,596,793
Adjustments to reconcile net income to net cash
    provided by (used in) operating activities-
Depreciation221,308        162,013        250,971        76,229       167,906
Gain on sale
of property
and equipment(70,139)           -        (5,603)             -             -
Provision
for deferred
income taxes       -       (75,000)         75,000      (45,000)             -
Changes in operating assets and liabilities-
(Increase)
decrease in
receivables 1,089,877    (1,823,602)      (535,354)     2,023,202     (686,320)
(Increase) decrease in costs and estimated
earnings in
excess of
billings on
uncompleted  (674,176)        704,466        (5,416)     237,216   (1,545,866)
 contracts
Increase in
inventories (764,773)      (771,253)      (716,213)   (1,344,743)   (1,446,011)
(Increase)
decrease in
prepaid
expenses      5,557       (24,974)        (9,402)         5,207         7,489
(Increase)
decrease in car
wash facilities
held         245,618    (1,783,589)    (2,205,324)   (1,928,315)     (239,055)
for sale
Increase
(decrease)
in payables  256,379        430,304        293,348      (92,108)     1,091,223
Increase (decrease)
in income taxes
payable            -        136,334       (51,092)     (221,915)      (90,278)
Increase (decrease) in accrued
expenses      49,555        341,747        135,747     (312,592)     (137,445)
Increase in billings in excess of costs and
estimated earnings on
uncompleted
contracts         -              -              -       158,679       100,339
          ----------     ----------     ----------    ----------    ----------
Net cash
provided by (used in)
operating  1,421,761    (1,104,225)        898,219     (477,241)   (1,181,225)
activities
          ----------     ----------     ----------    ----------    ----------
  CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from
sale of property and
equipment  1,131,188              -              -             -             -
Purchase of property and
equipment   (95,660)      (400,993)    (1,344,486)     (137,126)     (242,958)
Purchase of
marketable
securities (297,254)      (143,981)       (13,128)       (6,626)      (32,762)
Sale of investment in
Super Wash Limited
Partnership      -         46,000              -             -             -
(Increase) decrease in notes
and other
receivables- 77,753        (1,052)      (205,224)      (14,248)        71,889
long term
Proceeds from sale of marketable
securities  341,965              -              -             -             -
         ----------     ----------     ----------    ----------    ----------
Net cash provided by (used in)
investing 1,157,992      (500,026)    (1,562,838)     (158,000)     (203,831)
activities
         ----------     ----------     ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) on long-term debt and line
of
credit  (1,142,955)       (29,819)        971,007     (515,398)     4,432,431
Dividends
paid              -              -              -             -   (2,656,000)
         ----------     ----------     ----------    ----------    ----------
Net cash provided by
(used in)
financin (1,142,955)       (29,819)        971,007     (515,398)     1,776,431
activities
         ----------     ----------     ----------    ----------    ----------
NET INCREASE (DECREASE)
IN CASH   1,436,798    (1,634,070)        306,388   (1,150,639)       391,375
CASH AT BEGINNING OF
PERIOD      414,208      1,851,006        216,936     1,990,182       523,324
         ----------     ----------     ----------    ----------    ----------
CASH AT END OF CURRENT
PERIOD   $1,851,006     $  216,936     $  523,324    $  839,543    $  914,699
        ==========     ==========     ==========    ==========    ==========
  CASH PAID DURING THE PERIOD FOR:
Interest$   65,100     $  109,238     $  163,453    $   17,927    $   61,638
        ==========     ==========     ==========    ==========    ==========
Income
taxes   $  660,439     $  973,608     $  113,980    $  201,548        $    -
        ==========     ==========     ==========    ==========    ==========


 The accompanying notes to consolidated financial statements are an integral part of these statements.





                 SUPER WASH, INC. AND SUBSIDIARY


            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 NOTE 1--DESCRIPTION OF THE BUSINESS

 Super Wash, Inc. (the "Company") specializes in the design, construction, operation and licensing of coin-operated, self-service and brushless automatic Super Washreg-trade-mark car wash facilities. Licensees are provided a "turn-key" package whereby the Company acquires the car wash site, handles all zoning and permitting issues, performs as the general contractor, installs the equipment, trains the licensee and their employees and conducts the grand opening. The Company provides ongoing services through its parts, service and advertising and management departments.

 NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     a.     INTERIM FINANCIAL INFORMATION

 The unaudited balance sheet as of June 30, 1996, the unaudited statement of stockholders' equity for the six months ended
 June 30, 1996, and the unaudited statements of income and cash flows for the six months ended June 30, 1995, and 1996, include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's financial position, results of operations and cash flows. Operating results for the six months ended June 30, 1996, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The information included in these notes relating to June 30, 1995 and 1996, is unaudited.

     b.     CHANGE IN YEAR-END

 The Company changed its year-end to December 31 on March 1,
 1995, the date the Company elected to be treated as an S Corporation.

     c.     PRINCIPLES OF CONSOLIDATION

 The accompanying consolidated financial statements include the accounts of the Company and its 75%-owned subsidiary, Lincolnway, Inc. (also see Note 3). All intercompany accounts and transactions have been eliminated.

     d.     MARKETABLE SECURITIES

 Marketable securities are carried at the fair value of the security in accordance with Statement of Financial Accounting Standard ("SFAS") No. 115. All securities held by the Company are equity securities that are classified as available for sale.

     e.     INVENTORIES

 Inventories are carried at the lower of cost or market value, cost being determined on the first-in, first-out ("FIFO") basis.

     f.     CAR WASH FACILITIES HELD FOR SALE

 Car wash facilities held for sale are completed car wash facilities which the Company plans to sell. Until the facilities are sold, the Company operates the car washes. Car wash facilities held for sale are carried at the lower of cost or fair value.

     g.     PROPERTY AND EQUIPMENT

 Property and equipment are stated at cost. Depreciation of property and equipment is computed using straight-line and various accelerated methods at rates adequate to depreciate the cost of applicable assets over their expected useful lives. Maintenance and repairs are charged to operations as incurred and major improvements are capitalized. The cost of assets retired, or otherwise disposed of, and the accumulated depreciation thereon are removed from the accounts with any gain or loss realized upon sale or disposal charged or credited to operations.

 Estimated useful lives are as follows:

   Building and equipment included in car
  wash facility                                      16-20 years
  Vehicles                                             5-6 years
  Office equipment                                    5-10 years
  Construction and service equipment                  7-10 years
  Computer hardware and software                         5 years
                                                     ===========

 The car wash facilities are composed of:

                          FEB.28,1995      DEC.31,1995          JUNE 30,1996
                                                   (Unaudited)
  Land           $105,000       $  406,728      $  406,728
  Building        211,028          561,044         561,044
  Equipment       199,217          459,784         459,784
                 --------       ----------      ----------
                 $515,245       $1,427,556      $1,427,556
                 ========       ==========      ==========

 For the year ended February 28, 1995, the Company changed the depreciable lives for the building and equipment included in the car wash facility to more properly reflect the useful lives. This change resulted in an increase in income of approximately $26,000.

     h.     REVENUE RECOGNITION

 Parts and supplies revenues are recognized when the parts and supplies are shipped. Service revenues are recorded when the services are rendered.

     i.     CONSTRUCTION CONTRACTS

 Revenues from construction contracts are recognized on the percentage-of-completion method, measured by the percentage of costs incurred to date to the estimated total costs for each contract. Any losses expected to be incurred on contracts in progress are charged to operations in the period such losses are determined. The asset, costs and estimated earnings in excess of billings on uncompleted contracts represents revenues recognized in excess of amounts billed.

 Costs and estimated earnings in excess of billings on uncompleted contracts are comprised of the following:

                                           DEC.31,1995         JUNE 30,1996
  Costs incurred on uncompleted
  contracts                             $25,754            $1,398,504
  Estimated earnings                     13,673               549,724
  Less- billings to date               (34,011)             (396,946)
                                        -------            ----------
  Costs and estimated earnings in
  excess of billings                    $ 5,416            $1,551,282
                                        =======            ==========

 Billings in excess of costs and estimated earnings on uncompleted contracts are comprised of the following as of June 30, 1996:

   Costs incurred on uncompleted contracts
                                             $  708,855
  Estimated earnings                            289,532
  Billings                                  (1,098,726)
                                             ----------
  Billings in excess of costs and estimated
  earnings on uncompleted contracts
                                             $  100,339
                                             ==========

     j.     ACCRUED EXPENSES

 Accrued expenses are comprised of the following:

                           FEB.28,1995       DEC.31,1995       JUNE 30,1996
                                                               (Unaudited)
  Accrued payroll and
  payroll taxes            $171,855          $241,530          $ 75,741
  Other                     386,170           452,242           480,586
                           --------          --------          --------
            Total          $558,025          $693,772          $556,327
                           ========          ========          ========

     k.     USE OF ESTIMATES

 The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     l.     EARNINGS PER SHARE (UNAUDITED)

 Earnings per share are computed based upon the weighted average number of common shares and common share equivalents outstanding during each period presented after retroactive adjustment for the stock split that will occur immediately prior to the consummation of the proposed initial public offering of the Company's common A shares (the "Offering"). See Note 14.

 NOTE 3--INCOME TAXES

 Timing differences for financial reporting and income tax purposes include the allowances for doubtful accounts and certain inventory costs. Effective March 1, 1995, the Company elected to be treated as an S Corporation. By this election, income of the S Corporation is taxable to the stockholders rather than the Company itself. Income tax expense for the period ended December 31, 1995, includes the write-off of the deferred income taxes as the Company was previously a C Corporation, 1.5% state replacement taxes and a built-in gains tax for the sale of two car washes. The S Corporation will terminate upon consummation of the proposed Offering. Upon the successful completion of the Offering and effective termination of the S Corporation election, deferred income taxes will be recorded resulting in income tax expense in the Company's statements of income. If the effective date of the Offering had been June 30, 1996, deferred income taxes and income tax expenses of $135,000 would have been recorded. Deferred income taxes will be recorded under the asset and liability method of accounting for income taxes which requires the recognition of deferred income taxes based upon the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

 The Company intends to enter into a tax agreement with its shareholders which provides, among other things, that the Company will indemnify its current shareholders against additional income taxes resulting from adjustments made (as a result of a final determination made by a competent tax authority) to the taxable income reported by the Company as an S Corporation for periods prior to the Offering.

 NOTE 4--RELATED-PARTY TRANSACTIONS

 The Company leases office and warehouse facilities from its two stockholders. Rental expense relating to these agreements is $60,000 for the years ended February 28, 1994 and 1995, $50,000 for the ten-month period ended December 31, 1995, and $30,000 and $79,500 for the six months ended June 30, 1995 and 1996, respectively. Beginning in 1996, additional office space is being leased from the stockholders and new revised agreements replaced the existing leases. Annual rental expense relating to these agreements will be $157,800. The terms of the leases extend through 1998.

 During the year ended February 28, 1995, the Company had sold one Super Washreg-trade-mark car wash facility to the stockholders for approximately $442,000 or $11,000 over cost.

 On February 28, 1995, the Company sold a 25% interest in its subsidiary, Lincolnway, Inc., to the stockholders. Proceeds from this sale were approximately $46,000.

 The Company sells parts, supplies, equipment and Super Washreg-trade-mark car wash facilities at retail to Super Wash Limited Partnership. Lincolnway, Inc. holds the 10% general partnership interest in Super Wash Limited Partnership and accounts for its investment on the cost method. Super Wash Limited Partnership owns and operates Super Washreg-trade-mark car wash facilities in Utah and Illinois. These facilities are managed by the Company for a contracted fee. Management and administrative fees charged to this affiliate for the years ended February 28, 1994 and 1995, for the ten-month period ended December 31, 1995, and the six months ended June 30, 1995 and 1996, were approximately $79,000, $74,000, $70,000, $38,000 and
 $43,000, respectively. Total sales excluding management fees to this affiliate for the years ended February 28, 1994 and 1995, the ten-month period ended December 31, 1995, and the six months ended June 30, 1995 and 1996, were approximately $170,000, $1,065,000, $80,000, $37,000 and $286,000, respectively.

 The Company sells parts, supplies, equipment and Super Washreg-trade-mark car wash facilities to Town's Edge Car
 Wash, Inc. ("Town's Edge"), a company also owned by the stockholders of the Company. Sales to this affiliate were approximately $1,741,000, $657,000, $210,000, $80,000 and
 $639,000 for the years ended February 28, 1994 and 1995, the ten-month period ended December 31, 1995, and the six months ended June 30, 1995 and 1996, respectively. Sales discounts on parts, supplies and equipment amounted to approximately $44,000, $58,000, $51,000, $29,000 and $36,000 for the years ended
 February 28, 1994 and 1995, the ten-month period ended
 December 31, 1995, and the six months ended June 30, 1995 and 1996, respectively, while Super Washreg-trade-mark car wash facilities were sold at $117,063, $15,123, $5,523, $0 and
 $15,000 over cost. In addition, the Company manages the daily operation of the individual car wash facilities owned by Town's Edge. No fees are charged to Town's Edge for these services.

 The Company sells parts, supplies, equipment and Super Washreg-trade-mark car wash facilities to Edge Town Car Wash, Inc. ("Edge Town"), a company that was incorporated during 1995 and is owned by the stockholders of the Company. Sales to this affiliate were approximately $379,000, $1,400 and $6,150 for the ten-month period ended December 31, 1995, and for the six months ended June 30, 1995 and 1996, respectively. There are no sales discounts on parts, supplies and equipment, while Super Washreg-trade-mark car wash facilities were sold at $10,850 over cost during the ten-month period ended December 31, 1995. In addition, the Company manages the daily operation of the individual car wash facilities owned by Edge Town. Management fees charged to this affiliate were approximately $1,500, $375 and $750 for the ten-month period ended December 31, 1995, and the six months ended June 30, 1995 and 1996, respectively.

 The Company sells parts, supplies, equipment and Super Washreg-trade-mark car wash facilities to an employee-owned company that was incorporated during 1995 and is managed by the Company's executive committee. Sales to this affiliate were approximately $500,000 for the ten-month period ended
 December 31, 1995, and $3,980 for the six months ended June 30, 1996. There were no sales discounts on parts, supplies and equipment for the period ended December 31, 1995, while a Super Washreg-trade-mark car wash facility was sold to the employee-owned company at $30,315 over cost. Sales discounts on parts supplies and equipment for the six month period ended June 30, 1996, were approximately $200. There were no Super Washreg-trade-mark car wash facilities sold during the six-month period ended June 30, 1996. In addition, the Company manages the daily operation of the individual car wash facility owned by the employees. The management fee charged to them was $1,900 for the ten-month period ended December 31, 1995, and $4,800 for the six months ended June 30, 1996.

 During the year ended February 28, 1994, two car wash facilities were sold to an officer for approximately $352,000 or $113 over net book value. During the year ended February 28, 1995, one car wash facility was sold to an officer for approximately $470,000 or $121,000 over cost. During the six months ended June 30, 1996, one car wash facility was sold to an officer for $479,332 or $111,000 over cost.

 NOTE 5--CONCENTRATION OF CREDIT RISK

 The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions. At times, such cash may be in excess of the FDIC insurance limit.

 The Company's customers are concentrated in the Midwest, with approximately 78% of the Super Washreg-trade-mark car wash facilities located in Illinois, Wisconsin, Iowa, Indiana and Ohio. The Company reviews a customer's credit history before extending credit. In addition, the Company routinely assesses the financial strength of its customers and, as a consequence, believes that its trade accounts receivable credit risk is limited. The Company has no off-balance-sheet credit risk.

 NOTE 6--MARKETABLE SECURITIES

 The Company had approximately $680,000, $1,003,000 and
 $1,022,000 invested in repurchase agreements as of February 28, 1995, December 31, 1995, and June 30, 1996, respectively. The repurchase agreements have due dates between May, 1995, and May, 1997, and bear interest rates between 5.1% and 6.4%.

 NOTE 7--LINES OF CREDIT

 At December 31, 1995, the Company had available lines of credit of approximately $4,500,000 for working capital and $16,560,000 for the financing of car wash acquisitions. As of December 31, 1995, the Company had borrowings of $1,000,000 outstanding on the working capital line of credit. These lines of credit have expiration dates ranging from January 15, 1996, to February 28, 1998. Interest rates on borrowings outstanding as of December 31, 1995, ranged from 8.75% to 9.75%. The weighted average interest rates during the year ended February 28, 1995, and the ten-month period ended December 31, 1995, were 10% and 9.1%, respectively. Borrowings are secured by substantially all of the Company's assets. The agreements require the Company to meet certain restrictive covenants including, among other things, certain financial statement ratios. As of December 31, 1995, the Company obtained waivers or was in compliance with all applicable covenants.

 At June 30, 1996, the Company had available lines of credit of approximately $6,500,000 for working capital and $12,000,000 for the financing of car wash acquisitions. As of June 30, 1996, the Company had borrowings of $5,450,000 outstanding on the working capital lines of credit. These lines of credit have expiration dates ranging from September, 1996, to February 28, 1998. Interest rates on borrowings outstanding as of June 30, 1996, ranged from 8.25% to 9.25%. Borrowings are secured by substantially all of the Company's assets. The agreements require the Company to meet certain restrictive covenants including, among other things, certain financial statement ratios. As of June 30, 1996, the Company was in compliance with all covenants.

 Subsequent to June 30, 1996, the Company changed its line of credit facilities to approximately $8,500,000 for working capital and $10,000,000 for financing of car wash acquisitions. These facilities expire from September, 1996, to August, 1999.

 NOTE 8--LONG-TERM DEBT

 Long-term debt at February 28, 1995, and December 31, 1995, consisted of the following:

                            FEB.28,1995        DEC.31,199         JUNE 30,1996
                                                                  (Unaudited)
  Mortgage payable to bank--variable at
  prime plus 1% (10% at February 28,
  1995, 9.5% at December 31, 1995, and
  9.25% at June 30, 1996), payable with
  interest in monthly installments of
  $4,511 through February, 1998, secured
  by certain equipment, real estate,
  repurchase agreements and fixtures
                             $240,550           $211,557           $193,988
  Less- Current maturities     34,259             35,552             37,060

                             --------           --------           --------
                             $206,291           $176,005           $156,928
                             ========           ========           ========

 Long-term debt matures as follows:

   Remainder of 1996       $ 37,060
  1997                       39,080
  1998                      117,848
                           --------
                           $193,988
                           ========

 NOTE 9--LEASE COMMITMENTS

 In addition to the facilities leased from the stockholders, the Company is obligated under two operating leases for office and warehouse rent. These leases require aggregate monthly payments of $1,898. One of the leases is month to month and the remaining lease is payable in monthly installments of $950 until a 90-day notification is provided.

 Total rent expense for the years ended February 28, 1994 and 1995, the ten-month period ended December 31, 1995, and the six months ended June 30, 1995 and 1996, was $95,192, $85,850,
 $69,175, $42,675 and $86,490, respectively, including related-party lease expense.

 NOTE 10--COMMITMENTS

 As of February 28, 1995, December 31, 1995, and June 30, 1996, the Company was contingently liable for letters of credit in the aggregate amount of $24,320, $10,510 and $173,278, respectively. The letters of credit cover bonding requirements of various municipalities where Super Washreg-trade-mark car wash facilities are being constructed.

 NOTE 11--RETIREMENT PLAN

 The Company sponsors a defined contribution retirement plan (the "plan") covering substantially all full-time employees.
 Eligible employees may contribute up to 15% of their eligible salary. In addition, the employer may make discretionary contributions to the plan. During 1994, 1995 and 1996, no discretionary employer contributions were made to the plan.


 NOTE 12--RECLASSIFICATIONS

 Certain prior-year balances have been reclassified to conform with the current-year presentation.

 NOTE 13--PRO FORMA DATA (UNAUDITED)

 The pro forma net income and net income per share includes a provision for federal and state income taxes as if the Company had been a C Corporation for all periods presented. The Company will convert to a C Corporation in connection with the completion of the Offering resulting in the recording of $135,000 in deferred income taxes as discussed in Note 3. Prior to consummation of the Offering, the Company intends to declare a dividend (the "Dividend") equal to the Company's taxable income while it has been an S Corporation prior to its conversion to a C Corporation, to the extent such taxable income has not been previously distributed. The Company currently estimates (based in part on the Company estimate of its earnings for the remainder of 1996 through the consummation date) that the dividend will equal approximately $5,400,000. As of June 30, 1996, the Company's taxable income while it has been an S Corporation that has not been distributed is approximately $2,700,000. The unaudited pro forma balance sheet gives effect to the deferred tax liability of $135,000 and the $2,700,000 dividend. No other contemplated transactions in connection with the Offering are included in the unaudited pro forma balance sheet information.

 NOTE 14--SUBSEQUENT EVENTS

 The Company's Board of Directors approved (i) the creation of two classes of stock--A and B, (ii) a 55,500-for-1 stock split of B shares and (iii) an increase in the authorized common stock to 25,000,000 Class A shares and 25,000,000 Class B shares, all to be effective immediately prior to the consummation of the Offering. All common share and per share amounts have been adjusted retroactively to give effect to the stock split. Additionally, the authorized number of shares have been adjusted to give effect to these increases. The shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights and transfer restrictions in respect of the shares of Class B common shares. Each share of Class A common stock entitles the holder to one vote and each share of Class B common stock entitles the holder to ten votes. Class A common stock has no conversion rights. Class B common stock is convertible into Class A common stock, in whole or in part, at the option of the holder, on the basis of one share of Class A common stock for each share of Class B common stock converted. In the event of a transfer of shares of Class B common stock to any person other than a Black Family Member (as defined), each share will automatically convert into a Class A share of common stock.

    No dealer, salesperson or other individual has                450,000 Shares
 been authorized to give any information or to make
 any   representations   not   contained   in   or
 incorporated by reference in this Prospectus and,
 if   given   or   made,   such   information   or
 representation  must not be relied upon as having          SUPER WASH, INC.
 been authorized by  the Company.  This Prospectus
 does  not  constitute  an  offer  to  sell  or  a
 solicitation of an offer to buy any of the Common
 Stock in any jurisdiction to any person to whom it            Class A
 is unlawful to make such offer or solicitation in           Common Stock
 such jurisdiction. Neither  the  delivery of this         ($0.01 par value)
 Prospectus  nor  any  sale made hereunder  shall,
 under any circumstances,  create  an  implication
 that the information contained herein is  correct
 as  of any date subsequent to the date hereof  or
 that  there  has been no change in the affairs of                Prospectus
 the Company since such date.

    Until _________,  1996  (25 days from the date
 of  this  Prospectus),  all  agents  and  dealers
 effecting transactions in the Common Stock offered
 hereby,  whether  or  not participating  in  this
 distribution,  may  be  required   to  deliver  a
 Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.




        TABLE OF CONTENTS
 Prospectus Summary
 .....................Risk Factors
 ......................The Company
 ..................Use of Proceeds
 .......S Corporation Distribution
 ..................Dividend Policy
 .........................Dilution
 ...................Capitalization
  Selected Financial and Operating Data
  Management's Discussion and Analysis of
           Financial Condition and Results of
     ...................Operations
 .........................Business
 .......................Management
  Certain Relationships and
     ...Related Party Transactions                        _____________, 1996
 ...........Principal Stockholders
 .....Description of Capital Stock
 ..Shares Eligible for Future Sale
 .............Plan of Distribution
 ....................Legal Matters
 ..........................Experts
 ............Available Information
 ....Index to Financial Statements

         PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

 ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table itemizes the expenses incurred by the Company in connection with the registration, issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

     ITEM                                         AMOUNT

     Registration  Fee - Securities and Exchange  Commission
 $1,552.00
     Printing and Engraving Fees and Expenses           *
     Legal Fees and Expenses (other than Blue Sky)      *
     Accounting Fees and Expenses                       *
     Blue Sky Fees and  Expenses (including fees of counsel)
    *
     Miscellaneous Expenses                             *

     Total                                          $
 100,000.00


 *  To be provided by amendment.

 ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 8.75 of the Illinois Business Corporation Act authorizes indemnification of directors, officers, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Illinois to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

     The  Company's  Articles,  incorporated by reference as
 Exhibit 3.1, and its Bylaws, incorporated  by  reference as
  Exhibit 3.2, provide for indemnification of its officers and directors to the full extent permitted by the Illinois Business Corporation Act. The Articles of the Company eliminate, to the fullest extent permitted by Illinois law, liability of a director to the Company or its stockholders for monetary damages for breach of such director's fiduciary  duty  of  care  except  for  liability  where  a director (a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or stock repurchase or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies, such as injunctive relief or recision remain available. In addition, a director is not relieved of his responsibilities under any other law, including the federal securities laws.

     The Company will enter into indemnification agreements in the form described below with each person who is currently a member of its board of directors and with persons who in the future become directors of the Company. Such indemnification agreements provide for indemnification against any and all expenses incurred in connection with, as well as any and all judgments, fines and amounts paid in settlement resulting from, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (collectively an
  "Action"), by reason of the fact that such director is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification agreements provide that if any payment, advance or indemnification of the director requires that he or she acted in good faith, in a manner he or she reasonably believed to be for or not opposed to the best interest of the Company or without reasonable cause to believe his or her conduct was unlawful, then it shall be presumed that he or she so acted unless proven otherwise by clear and convincing evidence. The indemnification agreements also provide for the advancement of all expenses, including reasonable attorneys' fees, arising from the investigation of any claim, preparation for the defense or settlement of an Action. The indemnification agreements authorize the Company to participate in the defense of any Action and to assume the defense thereof, with counsel who shall be reasonably satisfactory to the director, provided that the director shall be entitled to separate counsel of his or her choosing if he or she reasonably believes that (i) there exist conflicting interests between himself or herself and the Company or other party (the defense of whom the Company shall have assumed) or (ii) there is any substantial likelihood that the  Company  will  be  financially  or  legally unable to satisfy its obligations under the indemnification agreements. The indemnification agreements provide that a director's rights under such contract are not exclusive of any other indemnification rights he or she may have under any provision of law, the Articles or Bylaws of the Company, the vote of the Company's stockholders or disinterested directors, other agreements or otherwise.
 (Insofar as indemnification by the Company for liabilities arising under the Securities Act of 1933, as amended (the
  "Securities Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that such indemnification is considered by the Commission to be against public policy and therefore unenforceable.)

 ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

 There were no transactions by the Company during the last three years involving sales of the Company's securities.

 ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

   *1.1     Form of Subscription Agreement
    *1.2      Form of Escrow Agreement
    *3.1      Amended and Restated Articles of Incorporation of Super Wash, Inc.
    *3.2      Amended and Restated Bylaws of Super Wash, Inc.
    *4      Specimen Common Stock Certificate of Super Wash, Inc.
    *5.1      Opinion of Rudnick & Wolfe
   *10.1      Form of Director Indemnification Agreement
   *10.2      Form of Operations Agreement
   *10.3      Form of Tax Indemnification Agreement
  **23.1      Consent of Arthur Andersen LLP
   *23.3      Consent of Rudnick & Wolfe (included in Exhibit 5.1 hereof)
  **24      Power of Attorney
  **27      Financial Data Schedule
   *99.1      Consents of persons named to become directors


 *   To be filed by amendment
 **  Filed with this document
 }   Previously filed

     (b)  Financial Statement Schedule

 ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Act, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any election, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     ()   To  file,  during any period in  which  offers  or
 sales are being made, a post-effective amendment to this registration statement:

          ()   To include any prospectus required by Section
     10(a)(3) of the Securities Act of 1933;

          () To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          () To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3,
  Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     () That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement  relating  to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA BIDE Offering thereof.

     ()   To  remove  from  registration by means of a post-
 effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     () If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section
  10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on September 27, 1996.

                              SUPER WASH, INC.



                              By:    /S/   MARY   K.   BLACK

                                  Mary K. Black
                                  Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           NAME                         TITLE
 DATE

 Mary K. Black*          Chairman of the Board
 September 27, 1996
                         and Secretary

 Robert D. Black*        Director,    President   and   Treasurer
 September 27, 1996
                         (principal executive officer)

 Donald B. Vogel*        Vice  President   (principal   financial
 September 27, 1996
                         and accounting officer)



*By:  /S/ MARY K. BLACK
   Individually and as Attorney-in-Fact September 27, 1996

        Mary K. Black

                                   EXHIBIT INDEX

 EXHIBIT
 NUMBER        DOCUMENT DESCRIPTION
   *1.1   Form of Subscription Agreement
   *1.2   Form of Escrow Agreement
   *3.1   Amended and Restated Articles of Incorporation of Super Wash, Inc.
   *3.2   Amended and Restated Bylaws of Super Wash, Inc.
   *4     Specimen Common Stock Certificate of Super Wash, Inc.
   *5.1   Opinion of Rudnick & Wolfe
  *10.1   Form of Director Indemnification Agreement
  *10.2   Form of Operations Agreement
  *10.3   Form of Tax Indemnification Agreement
 **23.1   Consent of Arthur Andersen LLP
  *23.3   Consent of Rudnick & Wolfe (included in Exhibit 5.1 hereof)
 **24     Power of Attorney
 **27     Financial Data Schedule
  *99.1   Consents of persons named to become directors